UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FLOWSERVE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLOWSERVE CORPORATION

5215 N. O’Connor Blvd., Suite 2300

Irving, Texas 75039

April      , 2011

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Flowserve Corporation (the “Company”) will be held on Thursday, May 19, 2011 at 11:30 a.m., local time, at the Flowserve Corporation Global Technology and Training Center, which is located at 4343 West Royal Lane, Irving, Texas 75063. Directions to the Annual Meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxyvote.com.

Shareholders of record of the Company’s common stock, par value $1.25 per share, at the close of business on March 25, 2011 are entitled to notice of and to vote at the Annual Meeting.

At the Annual Meeting, the Company will ask you to:

•	re-elect three directors, each to serve a term expiring at the 2014 annual meeting of shareholders;

•	provide an advisory “say on pay” vote, where you can vote on your satisfaction with the Company’s executive compensation;

•	provide an advisory vote on how often the Company conducts the advisory “say on pay” vote, with the Company recommending an annual vote;

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approve an amendment to Article Eighth of the Company’s Amended and Restated Certificate of Incorporation, which will reduce the voting standard required to modify certain provisions of the Company’s By-Laws (relating to Board of Directors composition and tenure) from two-thirds of outstanding shares to a majority of outstanding shares;

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approve an amendment to Article Ninth of the Company’s Amended and Restated Certificate of Incorporation, which will reduce the voting standard required for approval of certain major business transactions involving the Company from 80% of outstanding shares to two-thirds of outstanding shares;

•	ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011; and

•	attend to other business properly presented at the Annual Meeting or any adjournments or postponements thereof.

The enclosed proxy statement contains other important information that you should read and consider before you vote.

In accordance with Securities and Exchange Commission rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process will expedite our shareholders’ receipt of proxy materials, lower our costs and reduce the environmental impact of our Annual Meeting. The proxy statement and annual report to shareholders and any other proxy materials are available on our hosted website at www.proxyvote.com. For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 19, 2011” in the enclosed proxy statement.

Your vote is important, and whether or not you plan to attend the Annual Meeting, your prompt cooperation in voting is greatly appreciated. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. You may also vote via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all three methods of voting are included in the Notice of Internet Availability of Proxy Materials, the proxy card and the proxy statement.

Thank you in advance for voting and for your support of the Company.

By Order of the Board of Directors,

Carey A. O’Connor
Vice President

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FLOWSERVE CORPORATION

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039

Proxy Statement For The

2011 Annual Meeting of Shareholders

Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Thursday, May 19, 2011, and at any adjournments or postponements of this scheduled meeting. The use of “we,” “us” or “our” in this proxy statement refers to the Company.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2011

Pursuant to Securities and Exchange Commission (“SEC”) rules, we may furnish proxy materials, including this proxy statement and the Company’s annual report for the year ending December 31, 2010, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Shareholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and are receiving the proxy materials in the format requested.

This proxy statement and the Company’s annual report for the year ending December 31, 2010 are available electronically on our hosted website at www.proxyvote.com.

To access and review the materials made available electronically:

1.	Go to www.proxyvote.com and input the 12-digit control number from the Notice of Internet Availability or proxy card.

2.	Click the “2011 Proxy Statement” in the right column.

3.	Have your proxy card or voting instructions available.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the Annual Meeting in person, please refer to the inside back cover of this proxy statement or www.proxyvote.com for directions to the meeting.

The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about April    , 2011.

Cost of Proxy Solicitation

The solicitation of proxies is made by our Board and will be conducted primarily by mail. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company bears the full cost of soliciting proxies. The Company has also retained Georgeson Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock, par value $1.25 per share (“common stock”). For these services, the Company will pay Georgeson Inc. a fee of $8,000 plus reimbursement for reasonable out-of-pocket expenses.

Shareholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials, we deliver one Notice of Internet Availability and, if applicable, annual report and proxy statement, to multiple shareholders sharing the same mailing address unless otherwise requested. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address upon request at no cost. Shareholders with a shared address may also request that we send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to delivery of proxy materials may be made by calling Investor Relations at (972) 443-6500 or writing to Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or similar organization to request information about this “householding” procedure.

Voting

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 25, 2011 (the “Record Date”), you may vote on the matters proposed in this proxy statement. You have one vote for each share you own.

Quorum for the Meeting

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting and represented in person or by proxy constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted. Shares that the holder abstains from voting on a particular proposal are counted as present at the meeting for purposes of determining a quorum.

Broker non-votes are also counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and cannot or chooses not to vote the shares in its discretion for that particular proposal.

Counting of Votes

The voting standards required to elect directors and approve the other proposals, as well as the treatment of abstentions and broker non-votes, are described with each proposal under the respective “Required Vote and Recommendation” heading.

Only “votes cast” count in the voting results, and withheld votes are not considered votes cast. If your shares are held through a broker, your vote instructs the broker how you want your shares to be voted. If you vote on each proposal, your shares will be voted in accordance with your instructions. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote shares they hold in “street name” on behalf of beneficial owners who have not voted with respect to certain discretionary matters. The proposals to amend our Amended and Restated Certificate of Incorporation (Proposals Four and Five) and the proposal to ratify the appointment of PricewaterhouseCoopers LLP (Proposal Six) are considered discretionary matters, so brokers may vote shares on these matters in their discretion if no voting instructions are received. However, the election of directors (Proposal One) and the advisory votes on executive compensation and the frequency of conducting the advisory executive compensation vote (Proposals Two and Three) are NOT considered discretionary matters, so brokers have no discretion to vote shares for which no voting instructions are received, and no vote will be cast if you do not vote on those items. We therefore urge you to vote on ALL voting items.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present at the Annual Meeting.

The advisory vote on the frequency of conducting the advisory vote to approve executive compensation is also a non-binding vote, meaning that the Company will not be obligated to conduct the advisory vote to approve executive compensation with the frequency chosen by our shareholders at the Annual Meeting. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered approved.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on the Record Date,              shares of common stock were issued and outstanding (excluding treasury shares) that may be voted at the Annual Meeting.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank.   If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares to confirm their shareholder status for entry into the Annual Meeting.

Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder.  If you hold your shares in your own name as a holder of record, you must vote your shares in person at the Annual Meeting or instruct the proxy holders named on the proxy card how to vote your shares by either (i) using the Internet website or the toll-free telephone number set forth below or (ii) if you received paper copies of the proxy materials, signing, dating and mailing the enclosed proxy card to our independent proxy tabulation firm, Broadridge Investor Communications Services (“Broadridge”), in the enclosed envelope. Each of these voting methods is described below:

Vote by Internet.  You have the option to vote via the Internet at the address of www.proxyvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 18, 2011. If you hold shares in the Flowserve Corporation Retirement Savings Plan, your Internet vote must be received by 11:59 p.m., Eastern Time, on May 16, 2011. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

Vote by Telephone.  If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-800-690-6903 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 18, 2011. If you hold shares in the Flowserve Corporation Retirement Savings Plan, your telephone vote must be received by 11:59 p.m., Eastern Time, on May 16, 2011. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

Vote by Mail.  If you received paper copies of the proxy materials, you may mark the enclosed proxy card, sign and date it and return it to Broadridge in the enclosed envelope as soon as possible before the Annual Meeting. Your signed proxy card must be received by Broadridge prior to the date of the Annual Meeting for your vote to be counted at the Annual Meeting.

Vote in Person.  If you are a registered shareholder and attend the Annual Meeting in person, you may deliver a completed proxy card or vote by ballot at the Annual Meeting.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, your vote serves as a voting instruction to the trustee for this plan.

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To be timely, if you vote your shares in the Flowserve Corporation Retirement Savings Plan by telephone or Internet, your vote must be received by 11:59 p.m., Eastern Time, on May 16, 2011. If you do not vote by telephone or Internet, please return your proxy card as soon as possible.

•	If you vote in a timely manner, the trustee will vote the shares as you have directed.

•	If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised at the Annual Meeting by:

•	timely mailing in a revised proxy dated later than the prior submitted proxy;

•	timely notifying the Corporate Secretary in writing that you are revoking your proxy;

•	timely casting a new vote by telephone or the Internet; or

•	if you are a holder of record, appearing in person and voting by ballot at the Annual Meeting.

Vote Tabulations

Tabulation of voted proxies will be handled by Broadridge, an independent firm. Broadridge is the inspector of elections for the Annual Meeting.

Shareholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), certain shareholder proposals may be eligible for inclusion in our 2012 proxy statement. These shareholder proposals must comply with the requirements of Rule 14a-8, including a requirement that shareholder proposals be received by the Corporate Secretary no later than December 2, 2011. We strongly encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under the Company’s By-laws, if a shareholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our 2012 annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Corporate Governance and Nominating Committee as described below under “Board of Directors—Committees of the Board—Corporate Governance and Nominating Committee”), the shareholder must submit the proposal or nomination in writing between January 14, 2012 and February 13, 2012. If, however, the 2012 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2011 Annual Meeting, the shareholder must submit any such proposal between (i) 120 calendar days prior to the 2012 annual meeting and (ii) the later of 90 calendar days prior to the 2012 annual meeting or 10 days following the date on which the date of the 2012 annual meeting is publicly announced. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of a beneficial owner of the shares, and must include detailed information specified in our By-laws concerning the proposal or nominee, as the case may be, and detailed information as to the shareholder’s interests in Company securities. We will not entertain any proposals or nominations at the 2012 annual meeting that do not meet these requirements.

If the shareholder does not comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. The Company’s By-laws are posted on our website at www.flowserve.com under the “Investor Relations — Governance” caption. To make a submission or to request a copy of the Company’s By-laws, shareholders should contact our Corporate Secretary at the following address:

Flowserve Corporation

5215 N. O’Connor Blvd., Suite 2300

Irving, Texas 75039

Attention: Corporate Secretary

We strongly encourage shareholders to seek advice from knowledgeable legal counsel and contact the Corporate Secretary before submitting a proposal or a nomination.

Proposal One: Election of Directors

The Company’s Board currently consists of eleven directors. There are three classes of directors with a minimum of three members per class, and the members of each class hold office until the third succeeding annual meeting of shareholders after which they were elected. The Board has nominated John R. Friedery, Joe E. Harlan and Michael F. Johnston, whose terms of office as members of the Board are expiring at the 2011 Annual Meeting, to serve a new term that will expire at the 2014 annual meeting of shareholders. Kevin E. Sheehan, whose term also expires at the 2011 Annual Meeting, has chosen to retire from the Board effective as of the Annual Meeting, and is therefore not nominated for reelection. Biographical information regarding each of the nominees is provided below under the headings “Board of Directors—Biographical Information—Nominees to Serve a Term Expiring at the 2014 Annual Meeting of Shareholders.”

Required Vote and Recommendation

Our By-laws require that, in an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat any share as having cast a vote on this proposal (a) where the ballot is marked as withheld, (b) if it is otherwise present at the Annual Meeting but there is an abstention or (c) where a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions.

In an uncontested election, any nominee for director who duly holds office as a director under the By-Laws and does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee is required to tender his or her resignation promptly after such election. The independent directors of the Board, giving due consideration to the best interests of the Company and our shareholders, will then evaluate the relevant facts and circumstances and make a decision, within 30 days after the election, on whether to accept the tendered resignation. Any director whose resignation is under consideration is prohibited from participating in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation. The Board may fill any vacancy resulting from a director’s accepted resignation, as provided in our By-laws.

Broker non-votes will not be considered to have voted on this proposal and will therefore have no effect on the proposal.

The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” the election of these nominees unless you instruct otherwise or you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute. The nominees have indicated their willingness to serve as directors, and we have no reason to believe any nominee will not be able to stand for reelection.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF JOHN R. FRIEDERY, JOE E. HARLAN AND MICHAEL F. JOHNSTON TO SERVE AS DIRECTORS FOR A TERM EXPIRING AT THE 2014 ANNUAL MEETING OF SHAREHOLDERS.

Board of Directors

Biographical Information

Nominees to Serve a Term Expiring at the 2014 Annual Meeting of Shareholders

John R. Friedery, age 54, has served as a director since August 2007 and serves as a member of the Audit Committee and as a member of the Organization and Compensation Committee. From January 2008 to January 2010, Mr. Friedery served as Senior Vice President; President, Metal Beverage Packaging, Americas and Asia, for Ball Corporation, a provider of metal and plastic packaging for beverages, foods and household products, and of aerospace and other technologies services. From January 2004 to December 2007, he served as Ball Corporation’s Chief Operating Officer, Packaging Products Americas, and from April 2000 to May 2004 as the President, Metal Beverage Container operations, as well as other leadership roles in Ball Corporation since 1988. Prior to his employment with Ball Corporation, he served in field operations for Dresser/Atlas Well Services and in operations, exploration and production for Nondorf Oil and Gas.

We believe that Mr. Friedery is well qualified to serve as a director due to his extensive operational experience with an international industrial manufacturing focus, which provides a global business perspective and a deep understanding of the Company’s industry and strategic focus. In addition to his board experience, Mr. Friedery also has experience with renewables and sustainability expertise gained from his service with Ball Corporation.

Joe E. Harlan, age 51, has served as a director since August 2007 and serves as a member of the Corporate Governance and Nominating Committee and as Chairman of the Finance Committee. Mr. Harlan currently serves as the Executive Vice President of the Consumer and Office Business of the 3M Company, a diversified consumer products and office supply provider. From 2005 to 2008, Mr. Harlan served as 3M Company’s Executive Vice President of the Electro and Communications Business. He served as President and Chief Executive Officer of Sumitomo 3M Ltd., a diversified technology and products manufacturer, from 2003 to 2004. Prior to his career with 3M Company, he spent 20 years with General Electric Company, holding a number of leadership positions including serving as Vice President of Finance and CFO for GE Lighting Group (Global).

We believe that Mr. Harlan is well qualified to serve as a director due to his strong international experience and familiarity with emerging markets, including Asian markets, gained through his various executive leadership roles with 3M Company. In addition to his board experience, Mr. Harlan also has experience in engineering and technology service from his positions with General Electric and 3M Company.

Michael F. Johnston, age 63, has served as a director since 1997 and serves as a member of the Finance Committee and as Chairman of the Corporate Governance and Nominating Committee. Mr. Johnston served as the Chief Executive Officer, through May 2008, and as the chairman of the board of directors, from April 2002 to November 2008, of Visteon Corporation (“Visteon”), an automotive components supplier, and has served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, he was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. Mr. Johnston has also been since October 2003 a director of Whirlpool Corporation, an appliance manufacturer, and since July 2010, a director of Armstrong World Industries, a building products manufacturer.

We believe that Mr. Johnston is well qualified to serve as a director due to his executive leadership experience with cyclical manufacturing enterprises, including those serving multi-national and economically challenged end markets, which provides a valuable operating perspective. Mr. Johnston also has extensive board of directors experience that we believe brings a seasoned corporate governance perspective.

Directors Serving a Term Expiring at the 2013 Annual Meeting of Shareholders

Gayla J. Delly, age 51, has served as director since January 2008 and serves as a member of the Audit Committee and as a member of the Finance Committee. Ms. Delly currently serves as President of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments. Ms. Delly is a certified public accountant. She previously served as Executive Vice President and Chief Financial Officer of Benchmark Electronics Inc. from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. From March 2005 to October 2008, Ms. Delly also served as a member of the board of directors for Power One, a provider of power conversion and management solutions.

We believe that Ms. Delly is well qualified to serve as a director due to her international manufacturing experience, with specific focus on engineering and technology in emerging markets, including Asia and Latin America, which provides valuable insight into the Company’s operations and assists in identifying product portfolio opportunities. In addition to her board experience, Ms. Delly has valuable executive leadership experience and financial expertise gained from her time with Benchmark Electronics Inc.

Rick J. Mills, age 63, has served as a director since 2007 and serves as Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He served as a Vice President of Cummins Inc., a manufacturer of large diesel engines, and President of the Components Group at Cummins Inc., through from 2005 to March 2008. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions with Cummins Inc. from 1970 to 2000, including Corporate Controller and Chief Accounting Officer from 1996 to 2000. From February 2005 to April 2009, Mr. Mills served as a director for Rohm & Haas, a specialty chemicals company, which was sold to Dow Chemical in April 2009. From May 2008 through August 2010, Mr. Mills also served as a director and member of the audit committee of GERDAU Ameristeel, the second largest mini-mill steel producer in North America, which was sold to GERDAU, SA of Brazil in August 2010.

We believe that Mr. Mills is well qualified to serve as a director due to his extensive knowledge of industrial manufacturing and cyclical end-markets, which provides a deep familiarity with the Company’s industrial challenges and opportunities. Additionally, Mr. Mills has valuable corporate governance and compliance expertise through his board of directors and audit committee experience.

Charles M. Rampacek, age 67, has served as a director since 1998 and serves as a member of the Audit Committee and as a member of the Organization and Compensation Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. Since November 2006, Mr. Rampacek has been a member of the Board of Directors of Enterprise Products Holdings, LLC, which is the general partner of

Enterprise Products Partners L.P., a publicly traded limited partnership that provides mid-stream services for the oil and gas industry. Since December 2009, Mr. Rampacek has also been a member of the board of directors of Cenovus Energy Inc., a Canadian publicly-traded company that is involved in natural gas and oil sands production and North American oil refining. He is a member of Cenovus Energy Inc.’s nominating and corporate governance committee, reserve committee and safety, environment and responsibility committee. In 2005, two complaints seeking recovery of certain alleged losses were filed against former officers and directors of Probex, including Mr. Rampacek, as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG, and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was a party. A settlement of $2,000 was reached and similarly approved in the first half of 2006.

We believe that Mr. Rampacek is well qualified to serve as a director due to his extensive knowledge of and experience in the energy industry, including the oil and natural gas markets and with complex energy recovery technology, which provides unique insight into the Company’s end-markets and customer needs. Mr. Rampacek also has extensive board of directors experience and knowledge of corporate governance matters.

William C. Rusnack, age 66, has served as a director since 1997 and serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. from 1998 to 2002. Before joining Premcor, Inc., Mr. Rusnack served for 31 years with Atlantic Richfield Company, (“ARCO”), an integrated petroleum company, in several positions including Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He has also been since October 2001 a director and member of the governance and executive committees, as well as chairman of the organization and compensation committee, of Sempra Energy, an energy services company. Since January 2002, Mr. Rusnack has been a director and member of the executive committee, as well as chairman of the audit committee, of Peabody Energy, a coal mining company. Since April 2010, he has also served as a director and member of the compensation committee and nominating and governance committee of Solutia Inc., a producer of specialty chemicals and performance materials.

We believe Mr. Rusnack is well qualified to serve as a director due to his extensive knowledge of the energy industry, including the oil and natural gas markets from which we derive a large portion of our revenues, and his experience in infrastructure operations, which provides an intimate understanding of the Company’s customers and its operational challenges and opportunities. Mr. Rusnack also has extensive executive compensation and risk management expertise through his board experience with Sempra Energy, Peabody Energy and the Company.

Directors Serving a Term Expiring at the 2012 Annual Meeting of Shareholders

Mark A. Blinn, age 49, has served as a director and as President and Chief Executive Officer since October 2009. Mr. Blinn previously served as the Company’s Chief Financial Officer beginning in 2004 and Senior Vice President, Latin America Operations beginning in November 2007. Prior to his service with the Company, he was employed as the Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc., an international shipping and printing company, from 2003 to 2004 and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation, a home building company, from 2000 to 2002 and as Managing Director of Corporate Finance beginning in 1999. Mr. Blinn’s employment agreement with the Company is described in this proxy statement under “Executive Compensation—Compensation Discussion and Analysis—Additional Executive Compensation Information—Employment Agreements.”

We believe Mr. Blinn is well qualified to serve as a director due to his position as the Company’s President and Chief Executive Officer, which provides the Board with intimate knowledge of the Company’s day to day operations. Mr. Blinn also brings an international and emerging markets perspective to the Board from his experience as the Company’s Senior Vice President, Latin America Operations.

Roger L. Fix, age 57, has served as a director since 2006 and serves as a member of the Organization and Compensation Committee and as a member of the Finance Committee. Mr. Fix is the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company. He has been its Chief Executive Officer since 2003, President since 2001 and a member of the board of directors since 2001. He was Standex’s Chief Operating Officer from 2001 to 2002. He has also been a member of Standex’s executive committee since 2003. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He also served as a member of its board of directors from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division. He was also employed by Fisher Controls Company, a manufacturer of process control valves and pneumatic and electronic instrumentation, from 1976 to 1981.

We believe that Mr. Fix is well qualified to serve as a director due to his executive leadership experience, including with John Crane Inc., Xomox Corporation and other competitor companies, which provides extensive knowledge of the Company’s products and valuable insight into the competitive landscape for flow control products. In addition to his board experience, Mr. Fix also has international operations experience and corporate development expertise.

James O. Rollans, age 68, has served as a director since 1997. Mr. Rollans serves as the Non-Executive Chairman of the Board of Directors and as a member of the Audit Committee and a member of the Corporate Governance and Nominating Committee. He also serves as an alternate director for all other committees for any committee member not in attendance at a committee meeting. Mr. Rollans is an independent corporate director and corporate financial advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation, a major engineering, procurement and construction firm, from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998 and as its Vice President of Corporate Communications from 1982 to 1992. From February 2002 to February 2009, Mr. Rollans served as a director of Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens products, which was sold to Abbott Labs in April 2010. Since April 2004, Mr. Rollans has also served as a director of Encore Credit Corporation, a mortgage finance company.

We believe that Mr. Rollans is well qualified to serve as a director due to his executive leadership experience, including his various leadership roles with a Fortune 500 customer of flow control products and services, which provide a multi-disciplined perspective and a profound level of customer intimacy. We believe he is also qualified due to his experience in managing challenging, complex projects in emerging markets like those faced by the Company. Mr. Rollans also has strong financial expertise gained from his financial leadership roles with Fluor Corporation and extensive board experience with other public companies.

Director Serving a Term Expiring at the 2011 Annual Meeting of Shareholders

Kevin E. Sheehan, age 65, has served as a director since 1990 and serves as a member of the Finance Committee and as a member of the Organization and Compensation Committee. Mr. Sheehan will be retiring effective as of the 2011 Annual Meeting.

During his tenure as a director, Mr. Sheehan has contributed immeasurably to the growth and success of the Company. As our longest serving director, he played an integral role in the formation of the Company as it exists today, having overseen the merger of BW/IP, Inc. and Durco International in 1997 that created Flowserve Corporation. In support of the Company during a transitional period for Company leadership, from April 2005 to August 2005, Mr. Sheehan served as Interim Chairman, President and Chief Executive Officer. Mr. Sheehan also served as non-executive Chairman of the Board of Directors from August 2005 through May 2009, during which he oversaw the largest period of growth in the Company’s history. We thank Mr. Sheehan for his many years of exemplary and meritorious service to the Company.

Role of the Board; Corporate Governance Matters

The Board has a duty to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and help ensure that our shareholders’ best interests are being served. In its efforts to satisfy this duty, the Board has established internal guidelines designed to promote effective oversight of the Company’s vital business affairs that the Board monitors, which it updates as it deems appropriate.

The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, individual directors and the Board’s performance. The guidelines further establish targets for director equity ownership and require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee of the Board will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish maximum term and age limits for directors, which may be waived by the Board if deemed appropriate.

Further, the Board has adopted formal Corporate Governance Guidelines, which, among other things, contain a prescribed set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except in his or her role as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has determined that, other than Mark A. Blinn, the Company’s President and Chief Executive Officer, each member of the Board, including all persons nominated for re-election, meet the independence standards set forth in the applicable rules of the SEC and the NYSE corporate governance listing standards.

The Board’s Corporate Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print at no cost to any shareholder who submits a written request to: Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Attention: Investor Relations, Irving, Texas 75039.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer have been separated at the Company since 2005. James O. Rollans, the Company’s current non-executive Chairman of the Board, presides over the meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He reviews and approves the agendas for Board meetings, among his other duties as Chairman of the Board. He also serves as a member of the Audit Committee, as a member of the Corporate Governance and Nominating Committee and as an alternate member for all other Board committees. Mr. Rollans strives to attend all committee meetings when possible.

We currently believe that separating the positions of Chairman of the Board and Chief Executive Officer is most appropriate for the Company because it places an independent director in a position of leadership on the Board. We believe this independent leadership and the non-executive Chairman’s authority to call meetings of the non-employee directors adds value to our shareholders by facilitating a more efficient exercise of the Board’s fiduciary duties in the current structure. We also believe the non-executive Chairman further enhances independent oversight by being responsible for establishing the Board’s annual schedule and collaborating with the Chief Executive Officer on the agendas for all Board meetings. The separation of Chairman and Chief Executive Officer also allows the non-executive Chairman to provide support and advice to the Chief Executive Officer, reinforcing the reporting relationship, and accountability, of the Chief Executive Officer to the Board.

The Company’s Chief Executive Officer and other members of senior management are responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board and each of the Board’s four committees (the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and Organization and Compensation Committee) oversee senior management’s policies and procedures in addressing these and other risks that fall within the scope of the Board’s and the committees’ respective areas of oversight responsibility. For example, the Board directly oversees risk management relating to strategic planning, the Finance Committee directly oversees risk management relating to capital structure and liquidity, the Corporate Governance and Nominating Committee directly oversees risk management relating to director independence and corporate governance and the Organization and Compensation Committee directly oversees risk management relating to employee compensation and succession planning. Additionally, the Audit Committee directly oversees risk management relating to financial reporting and public disclosure and legal and regulatory compliance and, in accordance with provisions of the NYSE Listed Company Manual, reviews and discusses, in a general manner, the process by which the Board and its committees oversee senior management’s exercise of risk management responsibilities. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

Meetings of the Board

The Board held eight regular meetings and four special meetings in 2010. Executive sessions of non-employee directors are normally held at each regular Board meeting. Any non-employee director may request that additional executive sessions be scheduled. Shareholders may communicate with the Company’s non-employee directors by following the instructions set forth under “—Shareholder Communications with the Board” below.

Board members customarily have attended the Company’s annual meetings of shareholders. All Board members attended the Company’s 2010 annual meeting of shareholders. In 2010, each director attended at least 75% of the meetings of the Board held during the period for which he or she has been a director and the meetings of the Board committees on which he or she served.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board directly by writing to: James O. Rollans, Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications will be delivered to Mr. Rollans.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee (“CG&N Committee”) and an Organization and Compensation Committee (“O&C Committee”). Only independent directors are eligible to serve on Board committees.

Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, CG&N Committee and O&C Committee are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print at no cost to any shareholder who submits a written request to: Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.

Audit Committee

The Audit Committee is composed of five directors: Rick J. Mills (Chairman); Gayla J. Delly; John R. Friedery; Charles M. Rampacek; and James O. Rollans. The Board has determined that Mr. Mills qualifies as an audit committee financial expert under SEC rules and has accounting or related financial management expertise for purposes of the NYSE corporate governance listing standards. The Board has also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Audit Committee directly engages the Company’s independent auditors, pre-approves the scope of the annual external audit and pre-approves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the Company’s internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls. The Audit Committee also reviews and discusses, in a general manner, the process by which the Board and the other Board committees oversee senior management’s exercise of risk management responsibilities.

The Audit Committee meets regularly with the external and internal auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the “Report of the Audit Committee” included in this proxy statement. The Audit Committee met eight times in 2010.

Finance Committee

The Finance Committee is composed of five directors: Joe E. Harlan (Chairman); Gayla J. Delly; Roger L. Fix; Michael F. Johnston; and Kevin E. Sheehan. The Board has determined that all members of the Finance Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee also approves major capital expenditures made by the Company and also advises the Board on the Company’s pension fund performance. The Finance Committee met six times in 2010.

Corporate Governance and Nominating Committee

The CG&N Committee is composed of five directors: Michael F. Johnston (Chairman); Joe E. Harlan; Rick J. Mills; James O. Rollans; and William C. Rusnack. The Board has determined that all members of the CG&N Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The CG&N Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer. The CG&N Committee is also responsible for recommending candidates for membership to the Board. Prior to considering nominee director candidates, the CG&N Committee assesses the appropriateness of the Board’s current size and composition and whether any vacancies on the Board are expected due to retirement or other factors. If additional directors are needed or vacancies are anticipated or otherwise arise, the CG&N Committee utilizes a variety of methods for identifying and evaluating nominee director candidates.

The identification and evaluation of director candidates begins with the Board’s Corporate Governance Guidelines, which establish the criteria for Board membership. As a starting point under the Guidelines, all prospective Board members must possess the highest professional and personal ethics. Board members should have varied professional expertise in fields of accounting and finance, engineering, industrial sales, manufacturing, international operations, human resources and field service. Additionally, all existing and prospective Board members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. A Board member’s service on the boards of other public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties and effectively represent the interests of the shareholders.

The Guidelines further articulate the Board’s firm belief that, underlying the aforementioned criteria, the Board’s members should have a diversity of backgrounds, which is viewed in comprehensive terms. In evaluating diversity of backgrounds, the Board considers individual qualities and attributes, such as educational background, professional skills, business experience and cultural viewpoint, as well as more categorical diversity metrics, such as race, age and gender. This consideration is implemented through the selection process for director nominees, and the Board assesses its effectiveness in promoting diversity through an annual self-assessment process that solicits feedback concerning the appropriateness of the Board’s diversity, among other critical performance factors.

The CG&N Committee considers various potential director candidates who may come to the attention of the CG&N Committee through current Board members, professional search firms, shareholders or other persons. The CG&N Committee generally retains a national executive-recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the CG&N Committee may also use less formal recruiting methods.

A shareholder desiring to recommend a candidate for election to the Board should submit a written notice, as required by the Company’s By-laws, including the candidate’s name and qualifications to our Corporate Secretary, who will refer the recommendation to the CG&N Committee. The CG&N Committee may require any shareholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The CG&N Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-recommended candidate to serve as a director, if so elected.

All identified candidates, including shareholder-recommended candidates, are evaluated by the CG&N Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the CG&N Committee’s assessment of the Company’s needs and current situation.

The CG&N Committee is also responsible for preparing materials for the Chief Executive Officer’s annual performance review conducted by the Board. Further, the CG&N Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and the NYSE corporate governance listing standards. The CG&N Committee met four times in 2010.

Organization and Compensation Committee

The O&C Committee is composed of five directors: William C. Rusnack (Chairman); Roger L. Fix; John R. Friedery; Charles M. Rampacek; and Kevin E. Sheehan. The Board has determined that all members of the O&C Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The O&C Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and other corporate officers. As further discussed under “Executive Compensation,” decisions regarding compensation are made by the O&C Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of our shareholders, while adhering to and promoting the Company’s risk management objectives. The O&C Committee is the administrator of the Company’s various equity and incentive compensation plans for key employees. The O&C Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management. The O&C Committee also reviews the recommendations of the Chief Executive Officer and the Vice President, Human Resources, regarding adjustments to the Company’s executive compensation programs. The O&C Committee has retained and regularly meets with its independent executive compensation consultant, Lyons, Benenson & Company Inc., which assists the O&C Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Executive Compensation—Compensation Discussion and Analysis.” The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the “Organization and Compensation Committee Report” included in this proxy statement. The O&C Committee met eight times in 2010.

Compensation Committee Interlocks and Insider Participation

During 2010, the members of the O&C Committee included Messrs. Rusnack, Fix, Friedery, Rampacek and Sheehan. None of the members of the O&C Committee were at any time during 2010 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or O&C Committee.

Board of Directors Compensation

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2010. Compensation information for Mr. Blinn is set forth below under “Executive Compensation—Summary Compensation Table.” Mr. Blinn did not receive any compensation solely for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Gayla J. Delly	64,500	(3)	99,948	164,448
Roger L. Fix	69,000	(3)	99,948	168,948
John R. Friedery	69,000	(3)	99,948	168,948
Joe E. Harlan	66,209		99,948	166,157
Michael F. Johnston	70,000		99,948	169,948
Rick J. Mills	80,500	(3)	99,948	180,448
Charles M. Rampacek	63,709		99,948	163,657
James O. Rollans	184,000	(3)(4)	99,948	283,948
William C. Rusnack	70,000		99,948	169,948
Kevin E. Sheehan	60,000		99,948	159,948

(1)

Eligible directors received an annual equity grant of 932 shares of common stock on May 14, 2010, the date of the Company’s 2010 annual meeting of shareholders. The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation – Stock Compensation”, and are calculated using a price per share of $107.24, the closing market price of the Company’s common stock as reported by the NYSE on the date of grant. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2010 in the Annual Report on Form 10-K filed February 23, 2011.

(2)	The current directors each had 932 shares of restricted common stock outstanding at December 31, 2010. No director had stock option awards outstanding at December 31, 2010.
(3)

Amount reported includes a 15% premium to actual fees due to the director’s election to defer all or a portion of cash retainer payments in the form of Company common stock under the Company’s director stock deferral plan.

(4)	Includes an additional $100,000 payment for services as non-executive Chairman of the Board.

2010 Director Compensation Elements

In 2010, non-employee directors received, as applicable: (a) an annual cash retainer of $50,000; (b) an annual cash committee service fee of $5,000 (per committee); (c) an annual cash committee chairman service fee of $10,000; and (d) equity compensation with a target value of $100,000. Directors are also eligible to receive special additional compensation when performing services that have been determined by the Board to be well above and beyond the normal director service requirements. The Board has set a compensatory rate of $3,500 per day for such services, though no fees were paid for such services in 2010. These compensation elements and amounts were established by the Board after review of data prepared by Lyons, Benenson & Company Inc., the O&C Committee’s independent consultant, showing competitive director compensation levels for the Company’s high performance peer group, which is discussed under “Executive Compensation.”

Pursuant to the Company’s cash and stock director deferral plans and equity compensation plans, directors may elect to defer all or a portion of their annual cash compensation and equity compensation. The annual cash compensation may be deferred in the form of cash or in the form of an equivalent value of Company common stock. Compensation deferred in the form of cash accrues interest while deferred, and it does not accrue above market rates or preferential earnings. If a director elects to defer cash compensation in the form of Company common stock, the director receives a 15% premium on the cash amount deferred.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $100,000 fair market valuation at the time of grant, which is established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted common stock, which fully vest after the earlier of one year from the date of grant, the termination of the director’s service due to death or disability or a change in control.

Non-Executive Chairman of the Board Compensation

Mr. Rollans receives $100,000 annually for his service as non-executive Chairman of the Board. This payment is in addition to Mr. Rollans’ basic annual retainer and committee service fee compensation that he receives for serving as a Board member and a committee member. Mr. Rollans receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles.

Executive Officers

The following sets forth certain information regarding the Company’s executive officers. Information pertaining to Mr. Blinn, who is both a director and executive officer of the Company, is presented above under “Board of Directors—Biographical Information—Directors Serving a Term Expiring at the 2012 Annual Meeting of Shareholders.”

Name	Age	Position With the Company
Mark A. Blinn	49	President, Chief Executive Officer and Director
Mark D. Dailey	52	Senior Vice President and Chief Administrative Officer
Thomas E. Ferguson	54	Senior Vice President and President, Flow Solutions Group
Dean P. Freeman	46	Senior Vice President Finance and Treasurer, Office of the Chief Financial Officer
Richard J. Guiltinan	57	Senior Vice President Finance and Chief Accounting Officer, Office of the Chief Financial Officer
Thomas L. Pajonas	55	Senior Vice President and President, Flow Control Division
Ronald F. Shuff	58	Senior Vice President, Secretary and General Counsel

Mark D. Dailey has served as Senior Vice President and Chief Administrative Officer since February 2010. Mr. Dailey previously served as Senior Vice President, Human Resources from November 2006 and Chief Compliance Officer from May 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Before joining the Company, Mr. Dailey was Vice President, Supply Chain and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.

Thomas E. Ferguson has served as Senior Vice President since December 2006 and as President of the Company’s Flow Solutions Group since January 2010. Mr. Ferguson previously served as President of Flowserve Pump Division from 2003 to December 2009. He was President of Flow Solutions Division from 2000 to 2002, Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999.

Dean P. Freeman serves as a member of the Company’s Office of the Chief Financial Officer, having served as Senior Vice President Finance since February 2010 and Treasurer since May 2009. Mr. Freeman previously served as Vice President Finance from October 2009. Prior to his current role, and from the time he joined the Company in 2006, he served as Vice President of Finance for the former Flowserve Pump Division. Prior to joining the Company, Mr. Freeman served as Chief Financial Officer of European Operations for Stanley Works Corporation.

Richard J. Guiltinan serves as a member of the Company’s Office of the Chief Financial Officer and is designated the Company’s principal financial officer, having served as Senior Vice President Finance since February 2010 and Chief Accounting Officer since 2004. He was previously employed as a consultant to Chevron on three multinational restructuring and merger integration projects in 2002 and 2003. From 1985 to 2001, Mr. Guiltinan served in accounting, financial management and operating positions at Caltex Corporation, a joint venture of Chevron and Texaco, including as Chief Financial Officer from 2000 to 2001.

Thomas L. Pajonas has served as Senior Vice President since December 2006 and President of Flow Control Division since 2004. He served as Vice President from 2004 to December 2006. He was previously employed as Managing Director of Alstom Transport, a supplier of rail products, from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the

Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.

Ronald F. Shuff has served as Senior Vice President since December 2006, Secretary since 1989 and General Counsel since 1988. Prior to his current positions, Mr. Shuff also served as Vice President of the Company from 1990 to December 2006.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Introduction.  The following sections contain our Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of our executive compensation program and policies and the material compensation decisions we have made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” on page 37. We refer to this group of executive officers collectively as our “Named Executive Officers” throughout this document. During 2010, our Named Executive Officers were:

•	Mark A. Blinn, President and Chief Executive Officer (“CEO”) (principal executive officer);

•	Richard J. Guiltinan, Senior Vice President Finance and Chief Accounting Officer (principal financial officer);

•	Thomas E. Ferguson, Senior Vice President and President of Flow Solutions Group;

•	Thomas L. Pajonas, Senior Vice President and President of Flow Control Division; and

•	Ronald F. Shuff, Senior Vice President, Secretary and General Counsel.

This CD&A is intended to facilitate a better understanding of the detailed information provided in our executive compensation tables that follow by analyzing such data within the context of our overall compensation program. To guide the discussion and analysis, we have organized our CD&A after this “Executive Summary” into the following sections:

•	Oversight of the Executive Compensation Program – This section describes the respective roles and responsibilities of the O&C Committee and the O&C Committee’s independent compensation consultant.

•

Executive Compensation Program Objectives and Principles – This section describes the objectives that guide our compensation programs and discusses the individual principles the O&C Committee has established to drive our achievement of those objectives, including how our high performance peer group is established and how compensation is benchmarked to market reference points.

•

Elements of the Executive Compensation Program – This section discusses the individual elements of our compensation program for the Named Executive Officers, including base salary, annual cash incentive opportunity, long-term equity incentives (including stock ownership requirements), pension plan, severance benefits, change-in-control plan and certain perquisites and other benefits.

•

Additional Executive Compensation Information – This section includes an overview of other important executive compensation programs and policies, including employment agreements, tax and accounting implications and specific discussion of the CEO’s compensation in 2010.

Compensation Objectives and Core Elements.  Our key executive compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. In pursuing these objectives, the O&C Committee uses certain guiding principles in designing the specific elements of the executive compensation program.

Consistent with these principles, the core elements of our executive compensation program consist of:

•	cash compensation, in the form of market competitive base salary and an annual incentive opportunity tied to operating income and operating cash flow performance against pre-established goals; and

•

long-term equity compensation, in the form of restricted stock that vests over time and contingent performance shares that vest, if at all, based on the achievement of benchmarked financial performance metrics designed to reinforce our business objectives and values.

Other benefits are provided to the Named Executive Officers that are generally consistent with those provided to other employees of the Company, including health plans and retirement benefits.

Pay for Performance.  Each year, the O&C Committee, which is made up entirely of independent directors, determines the total amount and appropriate mix of compensation for our executive officers, including the Named Executive Officers. We believe that our compensation program should be designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of total compensation. Accordingly, on average the Named Executive Officers had 71% of their pay “at risk,” or dependent upon both the Company’s and each individual’s performance.

2010 was a year of challenges and opportunities for our Company. In the wake of the global economic downturn in 2009 and the competitiveness of our markets, we entered 2010 with reduced order backlog and increased pricing pressures. Uncertainty in global markets also contributed to volatility in foreign currency exchange rates. Throughout these challenges, we remained focused on our strategy, adding customer value and executing on cost controls. The realignment activities that we began in 2009 to respond to these market conditions were expanded in 2010, and we incurred an additional $18.3 million in charges in expanding our efforts to optimize assets, respond to reduced orders and drive an enhanced customer-facing organization. We resegmented our operating divisions at the beginning of 2010, through which we combined our former pump and seal divisions to create the Engineered Product and Industrial Product Divisions to better align our operations with market and customer needs. Additionally, we acquired Valbart Srl, a privately-held Italian valve manufacturer, in the third quarter of 2010 to enable us to offer a more complete valve product portfolio to our oil and gas project customers. Further, we continued to make significant investments in emerging markets by substantially increasing our local presence in the Asian, Middle Eastern and Latin American markets.

For the full year 2010, our order bookings were $4.23 billion, which was up 8.8% over 2009 and reflected increasing customer activity during the year, principally in the oil and gas industries. Our sales were $4.03 billion, which was down 7.6% over 2009 and was primarily driven by lower beginning order backlog in the oil and gas and general industries. Operating income for the year was $581.4 million, which was down 7.6% over 2009 and reflected reduced gross profit, which was partially offset by an $89.5 million decrease in selling, general and administrative expenses. Despite reduced sales volumes, our operating margin was 14.4%, which was comparable to 2009 and reflected increased savings and reduced charges from our realignment activities. Cash flows from operations was $355.8 million, which supported our ending the year with approximately $558 million in cash, even after significant cash usages during the year, including approximately $200 million for the Valbart acquisition and approximately $102 million in capital expenditures. As a result of the Company’s performance against pre-defined operating and cash flow metrics, the annual incentive award percentage payout was 92.3% of target for our Named Executive Officers.

Despite the reductions in the Company’s operating income and operating cash flow over 2009 levels, the Company’s average return on net assets (“RONA”) for the 2008-2010 performance period was 22.9%, representing approximately 248% of the average RONA of the high performance peer group, which is described in more detail below. This resulted in the contingent performance shares awarded for this performance period vesting at 200% of target. Additionally, the Company’s total shareholder return (“TSR”) for 2010, which is measured by the change in our stock price from January 1, 2010 through December 31, 2010, plus dividends paid during the period, was 27.3%.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the O&C Committee. Consistent with the NYSE corporate governance listing standards, the O&C Committee is composed entirely of independent, non-employee members of the Board. In addition, the non-executive Chairman of the Board generally attends the meetings of the O&C Committee.

As reflected in its charter, the O&C Committee has overall responsibility for setting the compensation for our CEO and for approving the compensation of our other executive officers, including the other Named Executive Officers. The O&C Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans and monitors the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

The O&C Committee regularly meets with its independent executive compensation consultant, Lyons, Benenson & Company Inc. (“LB&Co”). LB&Co assists and advises the O&C Committee on all aspects of our executive compensation program, and it provides no other services to the Company. The services it provides include:

•	providing and analyzing competitive market compensation data;

•	analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate;

•	assisting in the design and negotiation of employment agreements, if applicable;

•	analyzing the appropriateness of the comparator high performance peer group (discussed below); and

•	evaluating how well our compensation programs adhere to the philosophies and principles stated below under “—Executive Compensation Program Objectives and Principles.”

The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. On matters pertaining to director compensation, the O&C Committee also receives data, advice and counsel from LB&Co. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement.

Executive Compensation Program Objectives and Principles

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. While the individual compensation elements may differ, the design of the executive compensation program is based on the same objectives as the overall compensation program provided to all of our employees. The O&C Committee has established the following principles, which are meant to effect these compensation objectives and guide the design and administration of specific plans, agreements and arrangements for our executives, including the Named Executive Officers.

Compensation Should be Performance-Based.  The O&C Committee believes that a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well their respective divisions (where applicable) and the Company perform relative to applicable financial and non-financial objectives. To accomplish this, the O&C Committee uses a variety of targeted, performance-based compensation vehicles in our executive compensation program that are specifically designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy, build long-term shareholder value and avoid encouraging excessive risk-taking.

As the O&C Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Compensation Should Reinforce Our Business Objectives and Values.  Our business vision is to become the world’s most respected company in flow management through our industry expertise, innovative solutions and community commitment. Seven key strategies for achieving this vision are communicated to all our employees, and are referred to in this proxy statement as our key strategies. These key strategies include: disciplined profitable growth; customer intimacy; employee focus; innovation and portfolio management; strategic localization; operational excellence; and sustainable business model. The O&C Committee considers these strategies, as well as the Company’s risk tolerance, when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers.

Performance-Based Compensation Should be Benchmarked.  The O&C Committee believes that the use of internal performance metrics alone yields an incomplete picture of Company performance. Accordingly, the performance-based element of our executive compensation program also emphasizes and evaluates the Company’s performance relative to organizations in a benchmark “high performance peer group” (“HPPG”) of high performance cyclical industrial manufacturers. This evaluation serves as a means to assess, on a comparative basis, how well we deliver results that build long-term shareholder value, which in turn allows us to better establish the performance expectations of senior management in leading the Company.

For the 2007-2009, 2008-2010 and 2009-2011 performance periods, our HPPG consisted of the following companies:

Crane Co.	Eaton Corp.	ITT Industries Inc.	Pentair Inc.
Curtiss-Wright Corp.	Gardner-Denver	Lincoln Electric Holdings Inc.	Rockwell Automation Inc.
Danaher Corp.	IDEX Corporation	Moog Inc.	Watts Water Technology
Donaldson Co Inc.	Illinois Tool Works Inc.	PACCAR Inc.	Weir Group Plc

The process for establishing this HPPG began by compiling an initial sample of potential comparator organizations from among current competitors, industries based on relevant Standard Industrial Classification (“SIC”) codes, the Fortune 1000 Industrial and Farm Equipment and the S&P 1500 Industrial. A top-down, multi-stage filtering approach was then utilized to distill the comparator sample and establish the final HPPG. The first filter imposed a revenue requirement of between $750 million and $15 billion. The second filter applied minimum key financial performance metrics, including revenue growth, RONA, operating cash flow, operating margin and TSR, three of which were required to be above the industrial median. Finally, the third filter assessed key operational and strategic aspects, including debt to equity ratios and net property, plant and equipment as a percentage of revenue, one of which was required to be above the industrial median, goodwill as a percentage of revenue (greater than 25th percentile), multinational presence (greater than 20%), dividends as a percentage of TSR (less than 50%) and organic sales growth figures (greater than 50%). Finally, the O&C Committee considered direct competitors that failed to pass one or two filters but outperformed the Company in both key financial metrics and TSR.

In the interest of having a more consistent and functional benchmarking standard, our HPPG is reevaluated on a cyclical basis by the O&C Committee, and a detailed process is followed in identifying and evaluating organizations appropriate for inclusion. The last scheduled review of the HPPG was undertaken in late 2009. As a result of this review, the O&C Committee determined certain changes to the HPPG for 2010 were advisable, primarily to help ensure the continuing high-performance character of the included member organizations and, as the Company has grown and changed over the last several years, to help ensure the group appropriately reflects the operational and strategic profile of the Company.

As a result, our HPPG for the performance periods beginning in 2010 now consists of the following companies:

Cameron International	Dover Corp.	Illinois Tool Works Inc.	Pall Corp.
Cooper Industries Plc	Dresser-Rand Group Inc.	ITT Corp.	Parker Hannifin Corp.
Danaher Corp	Gardner Denver Inc.	Lincoln Electric Holdings Inc.	Rockwell Automation Inc.
Donaldson Co Inc.	Goodrich Corp.	Nordson Corp.	Westinghouse Air Brake Technologies Corp.

Similar to the process used formerly, the process for establishing the new HPPG began by compiling an initial sample of potential comparator organizations from S&P 1500 and FORTUNE Industrials, current peers and relevant competitors based on SIC codes and Global Industrial Classification Standards. A top-down, multi-stage filtering approach, with updated criteria, was then utilized to distill the comparator sample. The first filter imposed an increased revenue requirement of between $1 billion and $16 billion, reflecting a general increase in the Company’s revenues since the last review. The second filter focused on core financial criteria relevant to the Company, which included revenue growth, operating cash flow and operating margin, two of which were required to be above the industrial median. The next filter imposed mandatory standalone criteria that address certain operational and strategic aspects, which included a RONA above the industrial median, a three-year TSR above the industrial 25th percentile, an end-to-end supply chain and greater than 30% multinational presence.

This filtering approach produced a group of 32 organizations. These organizations were then subjected to additional review to identify key business drivers that the O&C Committee believed would impact an organization’s ability to be a fair point of comparison for the Company over the next three years. In this additional review, the O&C Committee examined three-year RONA deviation from mean, credit ratings and cost of capital, average tax rates (for indications of non-standard business costs), industry sub-groups (to promote alignment with the Company’s “Machinery-Diversified” category), unusual compensation practices and multinational presence (to align more closely to the Company’s approximate 70% multinational presence). This process resulted in the additional elimination of 16 organizations and produced the final HPPG identified above.

Compensation Levels Should be Market Competitive.  To further implement the compensation and performance principles described above, namely the attraction and retention of executive talent and building long-term shareholder value, at least once each year the O&C Committee reviews market compensation survey data compiled and prepared by management and their executive compensation consultant, which is also reviewed by LB&Co, to evaluate how and whether our executive compensation program is market competitive. The survey data used by the O&C Committee is gathered from two key sources: (i) information for comparable executive positions within the HPPG, as identified above; and (ii) information from a broad group of durable goods manufacturing companies using Hewitt Associates “Total Compensation MeasurementTM survey” (the “Hewitt Survey”), which we sometimes refer to as the broad market. The O&C Committee does not limit its market analysis to survey data relating only to the organizations in our HPPG because of the limited scope of available compensation data and the recognition that potential candidates for qualified executives, as well as market opportunities for our current executives, are not necessarily limited to companies in our industry sectors.

The O&C Committee uses this survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the O&C Committee uses the survey data to evaluate how, for each executive position, the O&C Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the various labor markets in which we compete for executives.

The O&C Committee believes that setting target compensation at levels approximating the market median balances our interests in maintaining market competitive compensation and organizational efficiency. As such, base salary and target annual incentive opportunity for our executives are both generally set at levels approximating the 50th percentile of both the HPPG and the broad market taken from the Hewitt Survey. Long-term incentive compensation is set at levels approximating an average of the 50th percentile opportunity of the HPPG and the 75th percentile opportunity of the broad market taken from the Hewitt Survey. The percentile differences in reference points for the long-term incentive compensation are due to the performance metrics for long-term incentive compensation being set in reference to the higher performing members of the HPPG, which generally results in more rigorous performance targets than when compared to the broader market. With these more demanding performance metrics, the O&C Committee believes that it is appropriate to use a higher percentile reference for the broad market when setting long-term incentive compensation targets. In utilizing and adhering to these compensation benchmarks, the O&C Committee thus establishes goals for both absolute and relative Company performance that may be at or above median performance, so that performance and compensation may be objectively determined at the end of the performance period. As discussed, actual total direct compensation, which may be at, above or below the competitive median, varies and is determined by performance against these pre-established measures and objectives.

Incentive Compensation Should Represent the Majority of Total Compensation.  The O&C Committee believes that the proportion of an executive’s total compensation that varies, or is “at risk,” based on individual, division, function and/or corporate performance should increase as the scope and level of the executive’s business responsibilities increase. Accordingly, for 2010, on average 71% of the total target-direct compensation of the Named

Executive Officers at the time of award was tied to our stock price or our performance. The percentage of each Named Executive Officer’s total target-direct compensation for 2010 that was at risk as of the time of award is presented in the following table.

Named Executive Officer	Percent of Fiscal 2010 Pay “At Risk” (1)
Mark A. Blinn	80%
Richard J. Guiltinan	67%
Thomas E. Ferguson	73%
Thomas L. Pajonas	69%
Ronald F. Shuff	68%

(1)

Calculated by dividing (i) the sum of the annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the annual incentive opportunity and target long-term incentive opportunity and base salary.

Incentive Compensation Should Balance Short-Term and Long-Term Performance.  As stated above, the O&C Committee believes that executive compensation should be linked to building long-term shareholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and contingent performance shares, which makes the performance of the Company’s common stock a targeted incentive. As discussed in further detail below, we have also established minimum stock ownership requirements for our executives that carry associated penalties if they are not met.

The O&C Committee also recognizes that while stock prices correlate to corporate performance over the long term, other factors, such as general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. The influence of these other factors makes performance of the Company’s common stock alone an incomplete measure of the Company’s performance. Accordingly, the annual cash components of the executive compensation program, which consist of base salary and an annual cash incentive opportunity, emphasize current or short-term corporate performance and the realization of defined business and financial objectives, which tend to be independent of short-term fluctuations in the price of the Company’s common stock.

Over the past several years, the O&C Committee has maintained the ratio of base salary and annual cash incentive opportunity (short-term focus compensation) to long-term incentive compensation (long-term focus compensation) at approximately 2:3 for our CEO and approximately 1:1 for all other Named Executive Officers. The O&C Committee believes that these ratios appropriately align the executives’ total compensation with the Company’s short-term and long-term performance, as they provide each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if annual incentive objectives are exceeded), complemented by an opportunity to earn a substantial amount of additional compensation if the Company and the executives are successful in achieving the Company’s long-term objectives. The O&C Committee believes the higher proportion of long-term incentive compensation for the CEO reflects the position’s global governance and management responsibilities and accompanying risks.

Long-Term Incentives Should Balance Stock- and Financial-Based Achievements.  In 2010, our long-term incentive awards for the Named Executive Officers took the form of an equally-weighted mix of restricted common stock, which generally vest ratably over time, and contingent performance shares, which generally vest at the expiration of a 3-year performance period based on RONA performance. The O&C Committee has determined that this long-term incentive mix appropriately encourages long-term equity ownership, promotes a balance between stock-based and financial-based achievements and aligns the interests of the Named Executive Officers with the Company’s risk profile and the interests of our shareholders.

While the O&C Committee approved the guidelines for determining the value of long-term incentive awards in 2007, the O&C Committee may in the future make adjustments to this mix of award types, adjust vesting conditions or approve different types of awards as part of its overall long-term incentive program. Any review of the long-term incentive program would be undertaken as part of the established practice of annually approving and granting equity awards to the long-term incentive plan participants at the O&C Committee’s annual compensation review, as discussed below.

Our Executive Compensation Program is Reviewed Annually for Effectiveness.  At the first regular committee meeting following our fiscal year end, the O&C Committee conducts a comprehensive review of all components of our executive compensation program, with the input of LB&Co, in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our risk management objectives and our executive compensation philosophy. In conducting its review, the O&C Committee reviews information related to each executive officer’s income and benefits, including base salary, target incentive, perquisites, retirement income and health and welfare benefits. This review and the resulting compensation program changes for 2010 are described below under “—Annual Executive Compensation Program Review and Compensation Risk.”

Elements of the Executive Compensation Program

Overview.  The primary elements of the Company’s executive compensation program in 2010 were:

•	base salary;

•	an annual incentive opportunity, which is paid in cash;

•	long-term incentives (including restricted common stock and contingent performance shares coupled with stock ownership requirements);

•	pension plan;

•	severance benefits;

•	change-in-control plan; and

•	certain perquisites and other benefits.

The O&C Committee’s process of reviewing the executive compensation program and setting compensation levels for our Named Executive Officers involves several components. During the first quarter of each year, the O&C Committee reviews each Named Executive Officer’s total compensation. The O&C Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the O&C Committee to assess directly each Named Executive Officer’s performance. The O&C Committee also solicits input from all non-employee members of the Board as to the CEO’s performance during the year.

Except in years of CEO transition where the incumbent officer has completed less than one year of service in this capacity, the O&C Committee considers the results of the CG&N Committee’s process for reviewing the CEO’s performance with all non-employee Board members. The CG&N Committee’s process includes the non-employee Board members individually and collectively presenting their assessment, and the CEO providing his assessment, of the CEO’s performance. The O&C Committee uses these results when considering the compensation for the CEO.

In addition, the CEO annually presents an evaluation of each other Named Executive Officer to the O&C Committee, which includes a review of each officer’s contributions and performance over the past year, strengths, weaknesses, development plans and succession potential. The CEO also presents compensation recommendations for each Named Executive Officer for the O&C Committee’s consideration. Following this presentation and a benchmarking review for pay, the O&C Committee makes its own assessments and formulates compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described below.

Base Salary.  During the first quarter of each year, the O&C Committee reviews and establishes the base salaries of the Named Executive Officers. The O&C Committee has established and maintains base salary market reference points for the Company’s various executive positions indicated by the market compensation survey data compiled and prepared by management and independently reviewed by LB&Co. For each Named Executive Officer, the O&C Committee takes into account the scope of his or her responsibilities, experience and individual performance and then balances these factors against competitive salary practices. The O&C Committee also considers internal pay equity on an annual basis within the

Company with respect to the other executives and references external benchmarks provided by LB&Co. The O&C Committee did not assign any relative or specific weights to these factors. Because we are committed to a pay-for-performance philosophy, the O&C Committee generally manages base salary levels to the market median of companies within the HPPG.

Based on the factors discussed above, the Named Executive Officers’ salaries were adjusted in 2010 as shown in the following table, which were generally within the range of annual salary adjustment percentages for all Company employees.

Named Executive Officer	2010 Base Salary Increase %
Mark A. Blinn	0.0%
Richard J. Guiltinan	2.0%
Thomas E. Ferguson	6.9%
Thomas L. Pajonas	2.5%
Ronald F. Shuff	2.0%

Mr. Blinn’s salary was not increased by the O&C Committee in 2010, as his salary was increased in September 2009 in connection with his promotion to President and CEO. Mr. Ferguson’s salary was increased by a larger percentage due to his increased responsibilities as President of the Flow Solutions Group, which was formed in January 2010. As discussed under “—Perquisites and Other Benefits”, the O&C Committee eliminated the financial counseling benefit perquisite for all Named Executive Officers and transferred the $2,500 value of the benefit to the Named Executive Officers as a one-time base salary adjustment. This adjustment was made in January 2010 outside of and prior to the annual review process and is not reflected in the table above.

The base salaries paid to the Named Executive Officers during 2010 are shown in the “Summary Compensation Table” under the “Salary” column. Mr. Blinn’s base salary and other compensation components in 2010 are discussed below in further detail under “—Additional Executive Compensation Information—Chief Executive Officer Compensation in 2010.”

Annual Incentive Opportunity.  During the first quarter of each year, the O&C Committee establishes an annual cash incentive opportunity for each Named Executive Officer under the Company’s Annual Incentive Plan. At that time, the O&C Committee approves: (i) the overall Company performance measures for the fiscal year; (ii) the divisional performance measures for the fiscal year; and (iii) a target annual incentive opportunity for each Named Executive Officer.

Setting Company Performance Measures.  The O&C Committee, working with the CEO and LB&Co, evaluates and approves the performance measures for the Company for each fiscal year. In order to help ensure that the primary focus of the Named Executive Officers was setting the overall strategic direction of the Company and achieving overall Company results aligned to support building shareholder value, the O&C Committee evaluated each Named Executive Officer’s performance based on the results of the Company as a whole. As such, the Company’s performance measures, unadjusted for extraordinary events, established for 2010 were as follows:

2010 Performance Measures	Weighting	2010 Target (in millions)
Operating Income	80.0%	$606.7
Cash Flows from Operations	20.0%	$421.3

The metrics presented in the table above were evaluated using pre-defined internal criteria that coincide in all material respects with the Company’s audited financial results. Additionally, the O&C Committee may exercise its judgment, within parameters it establishes at the beginning of the year, as to whether to exclude the effect of certain specified developments that occur during the year, such as unanticipated changes in accounting principles or extraordinary, unusual or unplanned events that have been reported in our public filings, in determining the extent to which the performance objectives are met.

Where applicable, annual incentive awards are paid in March for the prior year’s performance based upon the O&C Committee’s assessment of actual performance during the prior year against the pre-established Company performance objectives. For 2010, the performance measures for annual incentive awards were based on internally-defined operating income and cash flow metrics, as noted above. The O&C Committee selected these performance metrics, with input from management, because they support the key strategies that we believe drive sustainable and profitable Company growth (as discussed under “—Executive Compensation Program Objectives and Principles” above).

In previous years, the operating income performance measure had been weighted at 75%, with cash flows from operations being weighted at 25%. During its evaluation of 2009 results in early 2010, the O&C Committee noted the Company’s exceptionally strong cash flow performance and identified a desire to increase the Company’s focus on operating income. This resulted in the operating income weighting being increased to 80% and the cash flows from operations weighting being decreased to 20%. All of the preliminary annual incentive award determination for each Named Executive Officer was based upon the Company’s performance against these objectives. A more in-depth description of the O&C Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2010 follows.

Setting a Target Incentive Opportunity.  Each year, the O&C Committee establishes a target annual incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. For 2010, the target annual incentive opportunity was set at 100% for Mr. Blinn, 70% for Mr. Ferguson, 60% for Mr. Pajonas and 50% for Mr. Guiltinan and Mr. Shuff. These targets are agreed upon by the O&C Committee in consultation with LB&Co and in adherence to our stated executive compensation objectives and principles.

Measuring Performance and Establishing Payout.  Following the analysis of the Company’s performance compared against the relevant metrics for a given year, the O&C Committee establishes a payout range for each executive’s target annual incentive opportunity. The payout range ultimately determines the percentage of the target incentive to be paid, with an established upper limitation and a minimum below which no payment will be made.

The 2010 payout range established for each Named Executive Officer was 0% to 200% of his respective target award opportunity. The actual payout percentage is determined using a matrix that compares the Company’s performance against the established performance measures for the year (referred to as “plan”). The following table provides example matrix points of percentage of target award opportunity paid out at different threshold levels of Company performance against plan.

Company Performance	% of Target Payout
<80% Plan	0%
80% Plan	50%
100% Plan	100%
>125% Plan	200%

In July 2010, we acquired Valbart Srl, a privately-held Italian valve manufacturer, to enable us to offer a more complete valve product portfolio to our oil and gas project customers. Within the parameters established by the O&C Committee at the beginning of 2010, the O&C Committee decided to exclude the planned impact of the Valbart acquisition on the performance measure achievement for 2010.

After the end of 2010, the O&C Committee reviewed the Company’s actual performance against each of the performance measures established at the beginning of the year. The O&C Committee noted that the Company performed admirably in 2010, despite the challenging market environment and the significant organizational changes undertaken during the year. This was evidenced by, among other things, sales of $4.03 billion, operating income of $581.4 million, operating margin of 14.4%, and cash flows from operations of $355.8 million. The O&C Committee’s earlier decision to exclude the planned impact of the Valbart acquisition on the performance measures resulted in the operating income performance measure increasing by $8.7 million, and the cash flows from operations performance measure increasing by $47.6 million. Consistent with the principle of aligning awards with performance, the O&C Committee determined the target annual incentive opportunity percentage payout for each Named Executive Officer in accordance with the achievement of Company performance measures, as adjusted. As a result of this analysis, the preliminary annual incentive award percentage payout for the CEO and all other Named Executive Officers was 92.3% of their target annual incentive opportunity.

While 100% of the preliminary annual incentive award determination is based on the O&C Committee’s assessment of performance against our Company’s and divisions’ performance measures, under the Annual Incentive Plan the O&C Committee may also modify a Named Executive Officer’s award by up to 25% of actual payout based on its assessment of an individual’s contribution to our performance, as well as individual performance in relation to any extraordinary events or transactions. In this assessment, the O&C Committee considers the recommendations of the CEO as to the other Named Executive Officers. For 2010, the Board evaluated each of the Named Executive Officers based on the objectives outlined below, which were established and communicated to the Named Executive Officers at the beginning of 2010.

•	Develop and implement the Company’s strategy to drive increased market share and deliver long term sustainable value.
•	Meet the 2010 business plan objectives for the Company and/or its respective business units.
•	Develop and support a worldwide sustainable business model encompassing marketplace, workplace, financial structure, community and environment.
•	Continue to advance the Company’s human capital programs and processes, to enhance talent acquisition, development and succession capabilities.

In addition, Mr. Blinn had the individual objectives listed below:

•	Facilitate an orderly and collaborative CEO transition to maintain the current leadership dynamics.

•	Establish effective CEO relationships with key stakeholders.

For 2010, the O&C Committee noted the solid performance of each Named Executive Officer against the aforementioned individual objectives and specific objectives that supported our key strategies (as discussed above under “—Executive Compensation Program Objectives and Principles”). As a result, the O&C Committee determined that no individual adjustments to the preliminary annual incentive award payouts for any Named Executive Officer were warranted for 2010. The annual incentive awards the Company paid to the Named Executive Officers for 2010 are reported below in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

The O&C Committee believes that the Named Executive Officers’ 2010 annual incentive awards are consistent with the Company’s strategy of rewarding its executives for the achievement of important and challenging business goals. The O&C Committee feels the annual incentive award calculations resulted in performance-related bonus annual payments to the Named Executive Officers that the O&C Committee deemed earned under objective criteria and reasonable in view of the Company’s 2010 performance.

Long-Term Incentives.  Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a period of more than one fiscal year. Since 2007, our long-term incentive program has consisted of two components: (1) time-vested restricted common stock awards and (2) contingent performance shares. The O&C Committee may also award one-time grants of restricted common stock in its discretion based on performance or other factors. In 2010, all Named Executive Officers received their long-term incentive awards in these forms.

As discussed above, the O&C Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The O&C Committee further believes that providing our executives with long-term incentives will encourage them to operate the Company’s business with a view towards building long-term shareholder value. Based on these considerations, the O&C Committee determined that for 2010, an equity award combination consisting of approximately one-half in value of restricted common stock and one-half in value of contingent performance shares would best serve the goals that the O&C Committee sought to achieve for 2010. The awards are granted subject to a pre-approved total target pool of restricted common stock and contingent performance share awards available to employees eligible to participate in the long-term incentive program.

Each year, the O&C Committee establishes a target long-term incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. During the first quarter of each year, the O&C Committee determines the aggregate equivalent dollar value of the long-term incentive award for each Named Executive Officer and then makes annual grants of restricted common stock and contingent performance shares, as appropriate. The equity awards are made after the O&C Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year.

The O&C Committee has the discretion to increase or decrease a Named Executive Officer’s time-vested restricted common stock award (but not the contingent performance share award) based on an assessment of the officer’s individual contribution to the Company’s results and, for Named Executive Officers other than the CEO, after considering the recommendations of the CEO. Similar to potential annual incentive award adjustments, these adjustments must be based on individual performance relative to the Company’s key strategies. In addition to adjustments that may be made to the restricted common stock awards of other plan participants based on individual performance, awards will not be granted in the aggregate in excess of the pre-approved total target pool available for restricted stock awards by more than 10% without specific O&C Committee consideration. In 2010, the O&C Committee did not adjust the time-vested restricted common stock awards for any Named Executive Officer based on individual contribution.

In determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives, the O&C Committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect on the Company’s outstanding shares of common stock. The O&C Committee first sets the target dollar value of the long-term incentive package for each Named Executive Officer and, in doing so, considers durable-goods manufacturing companies data from the Hewitt Survey and information from the Company’s HPPG, as previously described. As described above under “—Executive Compensation Program Objectives and Principles”, we generally provide long-term incentive awards at target levels that approximate the 50th percentile of competitive practice within the HPPG and the 75th percentile of durable goods manufacturing companies, based on the O&C Committee’s review of HPPG materials and data provided by LB&Co.

Once the target dollar value is set as described above, the O&C Committee next considers the potential dilutive effect of awards on the Company’s outstanding shares of common stock. The O&C Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved stock compensation plans as compared to the total amount of the Company’s outstanding common stock. The O&C Committee then compares the rate to those of the companies in the HPPG, guidelines used by certain institutional shareholder advisory services and the advice of LB&Co. Generally, the O&C Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for each annual grant of long-term incentive awards for all Company employees. Based on projections of equity awards to be made to employees during the balance of 2010, the O&C Committee determined that it could make the proposed awards to the Named Executive Officers and the projected additional awards to employees and still remain comfortably within the Company’s guideline of an annual “burn rate” of 1.0% of the Company’s outstanding common stock.

In past years, the O&C Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of the year. Based on the criteria described above, the O&C Committee met on February 18, 2010 and approved the target long-term incentive opportunities for our Named Executive Officers as set forth in the table below:

Named Executive Officer	2010 LTI Target as % of Base Salary
Mark A. Blinn	300%
Richard J. Guiltinan	150%
Thomas E. Ferguson	200%
Thomas L. Pajonas	165%
Ronald F. Shuff	165%

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that were approved previously by our shareholders. These plans are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 23, 2011 (the “Annual Report”), which can be found on the Company’s website at www.flowserve.com under the “Investor Relations — SEC Filings” caption.

Restricted Common Stock Awards.  Since 2004, the O&C Committee has granted restricted common stock awards that vest ratably over time to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

Target restricted common stock grants to the Named Executive Officers in 2010 represented approximately one-half of the executives’ total target long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2009. The O&C Committee also made the following one-time grants in 2010: 10,000 shares of restricted common stock (subject to a three-year cliff vest) to Mr. Ferguson; and 7,500 shares of restricted common stock (subject to a three-year cliff vest) to Mr. Pajonas. Both of these awards were made following the late 2009 selection of Mr. Blinn as the incoming President and CEO. During this period of leadership transition, the O&C Committee desired and believed it was appropriate to retain Messrs. Ferguson and Pajonas and maintain stability of the Company’s key leadership positions, in keeping with our key compensation objective of retaining key leaders, and granted the awards on this basis.

Restricted common stock awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. During the restriction periods, the Named Executive Officers holding unvested restricted common stock are entitled to vote the shares and to receive dividends on the shares, if any, on the same basis as the Company’s shareholders holding unrestricted stock.

The grant date fair value of the restricted common stock awards granted to the Named Executive Officers during 2010, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2010 is shown in the “2010 Grants of Plan-Based Awards” table.

Contingent Performance Share Awards.  Contingent performance shares are restricted stock units that vest, if at all, based on the Company’s achievement of pre-determined financial metrics, measured over a three-year performance period, in relation to the HPPG’s achievement of these same financial metrics at the time of measurement. The O&C Committee believes that these performance-based awards, as compared to restricted common stock awards that vest ratably over time, provide a stronger incentive for our executives to achieve specific performance goals over the performance period that advance our business strategies, build long-term shareholder value and encourage executive retention.

These performance-based awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability, retirement or reduction-in-force before the end of the three-year performance period or if the performance goals are not reached. Until vesting, holders of contingent performance share units do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

Target contingent performance share grants to the Named Executive Officers in 2010 represented approximately one-half of the executives’ total target long-term incentive opportunity. As with the restricted common stock grants, target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2009.

In 2010, the O&C Committee approved contingent performance share long-term incentive opportunities that will vest, if at all, in March 2013 based on the Company’s achievement of a three-year RONA performance relative to the HPPG’s RONA performance (as more fully described below). The O&C Committee currently believes that the RONA financial measure is well correlated to shareholder value creation. The O&C Committee also believes that tying vesting amounts to comparisons with the HPPG, rather than the market in general, will help to ensure that performance is measured in a more transparent manner and will not benefit disproportionately from general market movement.

Prior to the granting of contingent performance share awards each year, the O&C Committee establishes a vesting percentage range around each executive’s target long-term incentive opportunity allocated to the contingent performance shares that is based on the Company’s RONA performance relative to the HPPG. This vesting percentage range has an established upper limitation and a minimum below which no shares will vest. Similar to the annual cash incentive awards, the percentage vesting range ultimately determines the amount of contingent performance shares that actually vest relative to the original award amount.

For 2010, the vesting percentage range established for each Named Executive Officer was 0% to 200% of his respective target long-term incentive opportunity allocated to the contingent performance shares. In order to achieve a target (100%) vesting percentage, the Company must achieve an average RONA over the three-year performance period equivalent to the median (50th percentile) three-year RONA average among the members of the HPPG. To illustrate, if the HPPG’s median RONA average over the three-year performance period was 15.0%, then the Company would have to achieve a 15.0% RONA over the performance period to achieve a target vesting percentage. The O&C Committee believes that comparison to the individual RONA averages of the HPPG’s members, rather than the average RONA of the entire HPPG, works to mitigate the influence of outlier RONA performances within the group, which can skew the aggregate RONA average either positively or negatively. Using individual RONA averages as the reference for performance metrics therefore helps to ensure the vesting of contingent performance shares is not influenced by erratic RONA performances of one or a few HPPG members and results in a more consistent basis for assessing relative performance.

The following table illustrates the vesting percentage of the contingent performance shares granted in 2010 at different levels of Company RONA performance relative to the percentile of the HPPG’s three-year RONA averages.

Company RONA Performance v. Percentile of HPPG RONA Performance	Target Vesting %
<85% of HPPG RONA Averages Median	0%
85% of HPPG RONA Averages Median	50%
HPPG RONA Averages Median	100%
HPPG RONA Averages 75th Percentile	200%

Stock Ownership Requirements.  The executive compensation program requires that our executives own a minimum amount of Company common stock equal in value to a multiple of their respective annual base salaries. The O&C Committee believes that this ownership requirement further encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company, which promotes the Company’s objective of building long-term shareholder value.

The stock ownership requirements are designed to maintain stock ownership at levels high enough to indicate management’s commitment to share value appreciation to our shareholders while satisfying an individual executive’s prudent needs for personal asset diversification. The stock ownership requirements are set by the O&C Committee as a result of a competitive analysis prepared by management and reviewed by LB&Co, and the requirements are reviewed each year and updated as necessary. The requirements were last reviewed by the O&C Committee in 2010.

The Company’s current stock ownership requirements for the Named Executive Officers and the share value of these ownership requirements are shown in the following table.

Named Executive Officer	Ownership Requirement	Required Ownership at 12/31/2010 (# of Shares)(1)
Mark A. Blinn	5 x Annual Base Salary	46,110
Richard J. Guiltinan	3 x Annual Base Salary	11,294
Thomas E. Ferguson	3 x Annual Base Salary	15,077
Thomas L. Pajonas	3 x Annual Base Salary	14,453
Ronald F. Shuff	3 x Annual Base Salary	12,592

(1)

Based on an average price per share of $99.49, which is calculated using the average closing prices of our common stock between May 1st and October 31st of 2010, as reported by the NYSE. Shares have been rounded up to the nearest whole share.

The required stock ownership levels are expected to be achieved within five years from the date the guidelines are first applicable or within five years of the executive joining the Company. Recognizing the time required to achieve the ownership requirements, the O&C Committee approved the establishment of an interim retention requirement. Through this requirement, executives who do not meet the ownership requirement must show that they have retained at least 60% of the vested restricted common stock, vested contingent performance shares and exercised stock options granted from the time the ownership guidelines become applicable. For 2010, Mr. Guiltinan did not meet his stock ownership requirement. In accordance with our policy, Mr. Guiltinan received a 20% reduction to the 2011 long-term incentive award he would have otherwise received.

The O&C Committee annually reviews these stock ownership requirements and periodically monitors the executives’ progress toward meeting their respective target ownership levels. Shares held directly by an executive count toward satisfying the requirements. The share equivalent of vested and unexercised stock options and shares held in the Flowserve Corporation Non-Qualified Deferred Compensation Plan also count toward satisfying the stock ownership requirements. Unvested restricted common stock and unvested contingent performance shares are not counted toward satisfying the stock ownership requirements.

Recoupment of Incentive Compensation Policy.  At the beginning of 2011, the O&C Committee adopted a Recoupment of Incentive Compensation Policy (the “Recoupment Policy”) to reinforce our commitment to integrity and the highest standards of ethical conduct through our compensation program. Under the Recoupment Policy, the O&C Committee has the ability to recoup certain incentive compensation from an executive if the Company is required to restate its financial statements or if the executive engages in misconduct. If a restatement occurs, the O&C Committee can require an executive to reimburse the Company for (1) compensation received under our Annual Incentive Plan and (2) vested contingent performance shares, where the amount of compensation received, in either case, was greater than the amount the O&C Committee believes was actually earned based on the restated financial results. If an executive engages in misconduct, the O&C Committee can require the executive to repay (1) the gross amount of compensation received under the Annual Incentive Plan during the calendar year(s) in which the misconduct occurred, (2) all vested restricted common stock granted during the calendar year(s) in which the misconduct occurred and (3) the gross value of all vested contingent performance shares awarded to the executive for any performance period that includes the calendar year(s) in which the misconduct occurred.

Flowserve Corporation Pension Plans.  We provide pension benefits to U.S. salaried employees under the Flowserve Corporation Pension Plan (the “Qualified Plan”), which is a tax-qualified pension plan, subject to funding requirements, vesting rules and maximum benefit limitations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Named Executive Officers participate in the Qualified Plan on the same terms as the rest of our U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, we established and maintain a partially funded, non-qualified defined benefit restoration pension plan, the Senior Management Retirement Plan (the “SMRP”), for our executives, including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. The SMRP is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees based on a comparable benefit formula. In addition, we also established and maintain a second partially-funded, non-qualified supplemental defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), for our eligible U.S. executives, including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide eligible U.S. executives with income following retirement and to help ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

Participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base, and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include base salary and annual incentive award. SERP participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills, with the exception of Mr. Ferguson who, because of his age and service as of July 1, 1999, was provided a guaranteed interest rate under a “grandfather” provision applicable to similarly situated U.S. salaried employees.

Our Qualified Plan also confers competitive post-employment benefits to the executive officers upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the Qualified Plan compensate that individual upon his or her early termination from the plan.

The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2010, as well as other information about the Company’s defined benefit pension plans, is shown in the “2010 Pension Benefits” table below. For a discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report.

Review and Assessment of Compensation Under Termination Scenarios.  The O&C Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the O&C Committee with input from LB&Co. Based on the O&C Committee’s review of the tally sheets, the O&C Committee determined that the potential payments that would be provided to the Named Executive Officers were consistent with our executive compensation objectives and principles.

Flowserve Corporation Officer Severance Plan.  In 2006, the Board and the O&C Committee approved, and the Company adopted, a revised severance plan for the Company’s senior executive officers and other corporate officers, which was amended and restated in 2010 (the “Officer Severance Plan”). The O&C Committee currently believes that the Officer Severance Plan is a competitive compensation element in the current executive labor market and is more beneficial to the Company and its shareholders than conducting individual negotiations with each executive officer in the event of a termination of employment.

The amendments made to the Officer Severance Plan in 2010 modified the treatment of equity awards upon an executive’s termination without cause or due to a reduction-in-force. Previously, if an eligible officer was terminated without cause or due to a reduction-in-force, the officer would forfeit any contingent performance shares and any time-vested restricted common stock, regardless of the time remaining until the vesting of the awards. Effective January 1, 2010, the Officer Severance Plan provides, consistent with the reduction-in-force provisions for all other Company employees, that an eligible officer will remain eligible to receive contingent performance shares, if any, that would otherwise vest within 180 calendar days following the termination date. Additionally, eligible officers with any outstanding time-vested restricted common stock that would otherwise vest within 90 calendar days following the termination date are eligible to receive a cash payment in lieu of the award, calculated by multiplying the number of shares that would otherwise vest by the average closing price of our common stock, as reported by the NYSE, during the last 20 trading days of the month preceding the termination date. The O&C Committee determined that these changes were necessary to reflect the contribution of an affected officer toward the substantial completion of the vesting conditions, and thereby avoid an inequitable loss of compensation, in the event of a “no fault” termination.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from a portion of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Detailed information concerning the Officer Severance Plan, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Officer Severance Plan.”

Flowserve Corporation Executive Officer Change-in-Control Severance Plan.  The Flowserve Corporation Executive Change-in-Control Severance Plan (the “CIC Plan”) provides certain specified severance benefits to the Named Executive Officers, including Mr. Blinn, to promote financial protection and security of their long-term incentive compensation arrangements in the event of the loss of their positions following a transaction that involves a change in the ownership or control of the Company. The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable to executive officers under the Officer Severance Plan described above.

The O&C Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its Named Executive Officers and other executives. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The O&C Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment following a change-in-control. The O&C Committee also believes that these benefits are important to encourage executives to support a change-in-control transaction if the Board deems the transaction to be in the best interest of our shareholders.

Severance benefits under the CIC Plan include, among other things, the accelerated vesting of all outstanding equity awards in connection with a change-in-control of the Company (without a requirement that the Named Executive Officer’s employment be terminated). In the O&C Committee’s view, this is currently a customary and reasonable component of a comprehensive change-in-control benefits program plan, but the O&C Committee will continue to review this matter. The O&C Committee believes that the equity awards granted to our executives have been reasonable in amount and are a substantial part of the value that would be received by them in the event of a change-in-control of the Company, in lieu of benefiting from the likely future increase in the price of our common stock over the years. The O&C Committee believes that accelerating vesting is appropriate, since the current executive team’s performance would have been responsible for this anticipated share price increase and benefit to future shareholder value.

The O&C Committee, in consultation with LB&Co, reviews the CIC Plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards.

Detailed information concerning the CIC Plan, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Executive Officer Change-in-Control Severance Plan.”

Perquisites and Other Benefits.  Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes. As previously discussed, the O&C Committee strives to make our executive compensation program primarily performance-based, and as such has taken active steps to reduce the perquisites to our executives. Accordingly, following the 2010 annual review of our executive compensation program, O&C Committee decided, in consultation with LB&Co, to eliminate the personal use of corporate aircraft provided in previous years. The O&C Committee also decided, in consultation with LB&Co, to eliminate the separate provision of the financial counseling benefit (valued at $2,500) and transferred the value to the Named Executive Officers as a one-time base salary adjustment. The O&C Committee concluded that these two benefits were no longer appropriate in light of evolving market practices and therefore not in line with our compensation objectives and principles.

The O&C Committee believes that the perquisites and other executive benefits that we continue to provide are competitive with the level of benefits offered by the companies with which we compete for executive talent, and as such serve to meet our stated objective of attracting and retaining executive talent. In addition, some of the perquisites are, in the O&C Committee’s view, provided for the Company’s benefit notwithstanding any personal benefit an executive may derive. Such perquisites and certain other benefits provided in 2010 included:

•	Executive Physicals. All Named Executive Officers were eligible to receive an annual physical examination. This is a standard benefit provided by comparative companies.

•

Enhanced Vacation. All Named Executive Officers are eligible to receive an enhanced vacation benefit. Each officer is eligible for a minimum of four weeks vacation and may receive more, if the officer’s years of service so qualify under the Company’s regular employee vacation award schedule.

Non-Qualified Deferred Compensation Plan.  Prior to 2008, the Flowserve Corporation Deferred Compensation Plan (the “Deferral Plan”) was available to all U.S. employees who met the IRS definition of a “highly compensated employee.” The Deferral Plan allowed eligible participants, including the Named Executive Officers, to elect, at their discretion, to defer payment of a portion of their salary and all or a portion of their annual incentive award and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. Participants are entitled to direct the manner in which their deferral accounts will be deemed to be invested by selecting among hypothetical investment benchmarks chosen by the Pension and Investment Committee, the administrators of the Deferral Plan. Generally, there are no vesting requirements on deferred amounts or earnings on deferred amounts. The Company did not make any contributions to the plan.

Effective December 31, 2007, the Deferral Plan was frozen. Accordingly, no deferrals were made by any executives, including the Named Executive Officers, in 2010, and no further deferrals may be made. Existing participant account balances will remain within the Deferral Plan and remain subject to future appreciation or depreciation until the balances are distributed based on the participant’s distribution election.

With respect to amounts deferred prior to December 31, 2004, participants may voluntarily elect to withdraw all of the balance in their accounts. If a participant elects to withdraw such amounts, the Company will pay an amount equal to 90% of the balance in the participant’s deferral account in a lump sum in cash, and the participant will forfeit the remainder of such deferral account. With respect to amounts deferred after December 31, 2004, participants may not voluntarily elect to withdraw any portion of the balance in their accounts.

In prior years, executives may have deferred significant amounts of their salary and annual incentive awards, which minimized the reduction in the federal income tax deduction available to the Company, as the compensation deferred was not subject to the limitation under Section 162(m) of the Code until the year paid. Total deferral account balances as of the end of 2010 are shown in the “2010 Non-Qualified Deferred Compensation” table below.

Additional Executive Compensation Information

Employment Agreements.  Consistent with its compensation philosophy, the Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board. The only exception to this policy is the individual letter agreement with the current CEO, Mark A. Blinn.

In connection with Mr. Blinn’s appointment as President and CEO, the Company entered into a letter agreement with Mr. Blinn, dated August 31, 2009. The letter agreement provides that Mr. Blinn’s previous employment agreement with the Company dated May 7, 2007, as amended, was terminated effective October 1, 2009, and Mr. Blinn’s employment with the Company thereafter is on an at-will basis. The letter agreement sets forth the following compensatory terms relating to Mr. Blinn’s new position: (i) an annual base salary of $915,000, effective September 1, 2009; (ii) a target bonus percentage under the Company’s Annual Incentive Plan of 100% of eligible earnings, prorated for 2009; (iii) a target incentive opportunity under the Company’s Long-Term Incentive Plan of 300% of base salary; and (iv) all existing equity incentive compensation awards will remain outstanding in accordance with their terms, and Mr. Blinn will participate or continue to participate in the Company’s various compensation and benefit programs to the extent he is eligible.

Mr. Blinn, along with all other executive officers, participates in the Officer Severance Plan and in the CIC Plan.

Tax and Accounting Implications of Executive Compensation.  Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Company’s CEO and the three other most highly-compensated executive officers as of the end of the fiscal year included in the “Summary Compensation Table,” unless such compensation meets certain requirements. Approximately $1.3 million will be subjected to this limitation for the 2010 tax year and will therefore not be deductible on the Company’s federal income tax return.

The cash-based Annual Incentive Plan was approved by shareholders at the 2007 annual meeting of shareholders. Performance-based compensation will be deductible for tax purposes based on the payments that are anticipated to be made as a result of performance relating to the Annual Incentive Plan.

Stock options under our existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we expect to be allowed to deduct compensation related to options granted under each of these plans.

The equity based long-term incentive program has been revised to comply with the rules under Section 162(m) and was approved at the 2007 annual meeting of shareholders. We expect to be allowed to deduct performance-based compensation granted under the equity based long-term incentive program, including the contingent performance shares, beginning with the grants awarded in 2007. These became eligible for pay-out beginning in 2010; therefore, they should be deductible for tax purposes beginning in 2010.

The O&C Committee has considered and will continue to consider tax deductibility in structuring executive compensation arrangements. However, the O&C Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

The Company recognizes compensation expense in our financial statements for all equity-based awards pursuant to the principles set forth in FASB ASC 718, “Compensation – Stock Compensation”. The O&C Committee considered the GAAP accounting implications of the awards in setting the long-term incentive mix and further determined that the mix of time-vested restricted common stock and contingent performance shares was appropriate for 2010.

Chief Executive Officer Compensation in 2010.  While the compensation of the CEO was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above, in the interests of providing shareholders with a better understanding of Mr. Blinn’s compensation for 2010, we are providing the following discussion and analysis.

In February 2010, the O&C Committee identified specific criteria for evaluating the CEO’s performance during 2010. These criteria included financial performance, strategic vision and leadership, including the development of human capital. In evaluating the CEO’s performance in 2010, the O&C Committee Chairman gathered input from individual Board members during the Board’s special executive session. During this session, the O&C Committee reviewed both the detailed compensation market data prepared by our Company’s compensation consultant and LB&Co. The O&C Committee discussed and determined the below CEO compensation changes and awards in executive session with only O&C Committee members and LB&Co present. The O&C Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the CEO performance review.

The O&C Committee reviews the CEO’s total compensation package on an annual basis and analyzes it in view of competitive data provided by LB&Co, pay equity relative to the other Named Executive Officers and the Company’s performance for the fiscal year. The O&C Committee plans to continue to annually disclose its CEO’s and Named Executive Officers’ compensation adjustments and awards, including the rationale for these actions, in future proxy statements.

Base Salary. In September 2009, Mr. Blinn’s salary was increased from $527,061 to $915,000 in connection with his appointment as CEO. As discussed under “—Elements of the Executive Compensation Program—Perquisites and Other Benefits” above, in January 2010 the O&C Committee eliminated the separate provision of the financial counseling benefit and adjusted Mr. Blinn’s salary to $917,500 to reflect the lost value of the benefit. Since Mr. Blinn’s salary as CEO was established in the latter portion of 2009 and in relatively close proximity to the scheduled annual performance review process, the O&C Committee made no additional adjustment to Mr. Blinn’s base salary for 2010.

Annual Incentive Opportunity.  To recognize Mr. Blinn’s performance during 2010, the O&C Committee approved a cash award under the Annual Incentive Plan of $846,853. As discussed under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity—Measuring Performance and Establishing Payout” above, the actual payout represented 92.3% of Mr. Blinn’s target annual incentive opportunity.

Long-Term Incentives.  In accordance with the principles and practices set forth earlier, the O&C Committee approved an initial long-term incentive award to Mr. Blinn consisting of 14,190 contingent performance units and 14,190 shares of restricted common stock, which vest ratably over time, at the same time 2010 long-term incentive awards were made to key managers, including the Named Executive Officers.

Annual Executive Compensation Program Review and Compensation Risk

It is the O&C Committee’s policy to regularly monitor and annually review our executive compensation program to determine, in consultation with LB&Co, whether the elements of the program are consistent with our stated executive compensation objectives and principles. Within this determination is an evaluation of whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on us, the elements are adjusted as necessary.

Following the O&C Committee’s annual review of our executive and other compensation programs in 2010, in consultation with LB&Co, the O&C Committee concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the O&C Committee noted that:

•

Our compensation program design provides a balanced mix of base salary, annual cash incentive compensation and, for eligible employees, long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

•

Our incentive compensation metrics are balanced between the realization of short-term corporate business and financial objectives, namely annual operating income and cash flows from operations for the annual cash incentive opportunity, and long-term stock-based and financial performance objectives, which are effected through an equally weighted mix of restricted common stock that generally vests ratably over a three-year period and contingent performance shares that vest at the end of a three-year performance period based on indexed RONA performance;

•

We place an emphasis on individual, non-financial performance metrics in determining final individual compensation amounts, serving to restrain the influence of formulae and objective factors on incentive pay and providing the O&C Committee with discretion to adjust compensation downward if behaviors are not consistent with our business objectives and values;

•

Maximum payout levels for the annual cash incentive opportunity are capped at 200% of target, with a maximum additional 25% adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•

The annual cash incentive opportunity and the contingent performance share awards have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved;

•	Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and further align our officers’ interests with those of our shareholders;
•	The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of incentive compensation in the event of a financial restatement or misconduct; and
•

Our Annual Incentive Plan and our long term incentive program are the same for all eligible employees and have been in place and structured around the same metrics for several years, and we have seen no evidence that they encourage unnecessary or excessive risk-taking.

In addition, following the 2009 annual review of our executive compensation program, O&C Committee decided, in consultation with LB&Co, to eliminate in 2010 the personal use of corporate aircraft and financial counseling benefit referenced under “—Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Perquisites and Other Benefits” above. The O&C Committee concluded that these two benefits were no longer appropriate in light of evolving market practices and therefore not in line with our compensation objectives and principles. With the exception of these changes, the O&C Committee concluded that all elements of the executive compensation program are consistent with our executive compensation objectives and principles.

Organization and Compensation Committee Report

The Organization and Compensation Committee of the Board of Directors of the Company is currently comprised of five independent directors, William C. Rusnack (Chairman), Roger L. Fix, John R. Friedery, Charles M. Rampacek and Kevin E. Sheehan.

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above in this proxy statement, with management. Based on this review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2010.

William C. Rusnack, Chairman

Roger L. Fix

John R. Friedery

Charles M. Rampacek

Kevin E. Sheehan

Summary Compensation Table

The following table sets forth compensation information for 2010, 2009 and 2008 for our Named Executive Officers — the individuals who served during 2010 as principal executive officer and principal financial officer of the Company and the three other most highly compensated executive officers of the Company serving at the end of 2010.

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark A. Blinn(1)	2010	910,346	2,807,066	(7)	846,853	252,748	61,203	4,878,216
President and Chief	2009	652,139	1,009,174		830,817	199,933	85,064	2,777,127
Executive Officer	2008	527,061	1,216,738		1,467,139	149,367	96,457	3,456,762
(Principal Executive Officer)
Richard J. Guiltinan	2010	373,284	559,878	(8)	172,848	108,531	34,278	1,248,819
Senior VP Finance and	2009	364,043	391,902		283,044	119,561	40,135	1,198,685
Chief Accounting Officer	2008	366,922	379,413		616,444	93,916	45,420	1,502,115
(Principal Financial Officer)
Thomas E. Ferguson	2010	494,917	1,935,915	(9)	323,050	269,784	56,747	3,080,413
Senior VP and President of	2009	465,000	1,189,818		470,722	269,104	44,961	2,439,605
Flow Solutions Group	2008	463,328	823,235		1,241,508	216,651	43,796	2,788,518
Thomas L. Pajonas	2010	477,407	1,523,892	(10)	265,439	159,183	49,768	2,475,689
Senior VP and President of	2009	465,000	918,418		433,845	186,536	46,985	2,050,784
Flow Control Division	2008	468,368	882,613		1,288,246	151,067	48,535	2,838,829
Ronald F. Shuff(11)	2010	416,230	686,047	(12)	192,719	228,406	41,067	1,564,469
Senior VP, Secretary and
General Counsel

(1)

Mr. Blinn was appointed President and CEO effective October 1, 2009, and the resulting increase in his compensation is reflected in his 2010, and a portion of his 2009, compensation amounts. His compensation amounts for the remainder of 2009 and 2008 reflect his compensation in his previous role as the Company’s Senior Vice President and Chief Financial Officer.

(2)	Salary reported for 2010 represents amounts earned by the executive officers in 2010.

(3)

Represents the grant date fair value of long-term equity incentive awards under the Company’s long-term incentive program computed in accordance with FASB ASC 718 “Compensation – Stock Compensation”. The incentive awards are granted in the form of restricted common stock, which generally vest ratably over a three-year period, and contingent performance share units. The performance criteria for the contingent performance share awards is based on the Company’s average RONA over a three-year period compared to the RONA averages of the Company’s applicable HPPG for the same period, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above. The reported value of the contingent performance awards is computed based on the grant date estimate of compensation cost to be recognized over the three-year period, which was 100%, or “target”. Payout for the contingent performance awards can range from 0 shares to a maximum of 200% of target. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2010 in the Annual Report.

(4)

The 2010 amounts in this column represent an annual cash incentive bonus for 2010 under the Company’s Annual Incentive Plan that was earned in 2010. These amounts were accrued in the Company’s 2010 financial statements but were not actually paid to Messrs. Blinn, Guiltinan, Ferguson, Pajonas and Shuff until March 2011.

(5)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

(6)	The following table shows the components of this column for the Named Executive Officers, calculated at the aggregate incremental cost to the Company:

Name	Retirement Plan Contributions	Insurance Premiums(A)	Dividends on Restricted Stock	Other		Total
Mark A. Blinn	$11,025	$20,186	$25,122	$4,870	(B)	$61,203
Richard J. Guiltinan	11,025	15,378	7,090	785	(C)	34,278
Thomas E. Ferguson	11,025	14,093	29,129	2,500	(D)	56,747
Thomas L. Pajonas	11,025	17,912	20,831	—		49,768
Ronald F. Shuff	11,025	17,648	12,395	—		41,067

(A)	Includes annual premiums for group term life insurance, the Company’s portion of annual premiums for medical, dental and vision benefits and the Company’s portion of disability premiums.
(B)	Includes $3,300 attributable to an annual physical exam and $1,570 attributable to spousal travel.
(C)	Attributable to spousal travel.
(D)	Attributable to an annual physical exam.

(7)

Calculated using a price per share of $98.91, the closing market price of the Company’s common stock as reported by the NYSE on February 19, 2010, the date of grant. Includes 14,190 shares ($1,403,533) of restricted stock and 14,190 contingent performance units ($1,403,533), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 28,380 shares, or $2,807,066 at the date of grant.

(8)

Calculated using a price per share of $98.57, the closing market price of the Company’s common stock as reported by the NYSE on February 18, 2010, the date of grant. Includes 2,840 shares ($279,939) of restricted stock and 2,840 contingent performance units ($279,939), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 5,680 shares, or $559,878 at the date of grant.

(9)

Calculated using a price per share of $98.57, the closing market price of the Company’s common stock as reported by the NYSE on February 18, 2010, the date of grant. Includes 14,820 shares ($1,460,807) of restricted stock and 4,820 contingent performance units ($475,107), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 9,640 shares, or $950,215 at the date of grant.

(10)

Calculated using a price per share of $98.57, the closing market price of the Company’s common stock as reported by the NYSE on February 18, 2010, the date of grant. Includes 11,480 shares ($1,131,584) of restricted stock and 3,980 contingent performance units ($392,309), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 7,960 shares, or $784,617 at the date of grant.

(11)	Mr. Shuff’s 2008 and 2009 compensation amounts are not included, as he was not a Named Executive Officer during those years.

(12)

Calculated using a price per share of $98.57, the closing market price of the Company’s common stock as reported by the NYSE on February 18, 2010, the date of grant. Includes 3,480 shares ($343,024) of restricted stock and 3,480 contingent performance units ($343,024), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 6,960 shares, or $686,047 at the date of grant.

2010 Grants of Plan-Based Awards

The following table sets forth certain information with respect to 2010 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2010.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark A. Blinn	2/19/2010	(3)	1,651,500	2,752,500	5,505,000	—	—	—	—		—
	2/19/2010		—	—	—	7,095	14,190	28,380	—		1,403,533	(4)
	2/19/2010		—	—	—	—	—	—	14,190	(5)	1,403,533
Richard J. Guiltinan	2/18/2010	(3)	112,360	187,267	374,534	—	—	—	—		—
	2/18/2010		—	—	—	1,420	2,840	5,680	—		279,939	(4)
	2/18/2010		—	—	—	—	—	—	2,840	(5)	279,939
Thomas E. Ferguson	2/18/2010	(3)	210,000	350,000	700,000	—	—	—	—		—
	2/18/2010		—	—	—	2,410	4,820	9,640	—		475,107	(4)
	2/18/2010		—	—	—	—	—	—	4,820	(5)	475,107
	2/18/2010		—	—	—	—	—	—	10,000	(6)	985,700
Thomas L. Pajonas	2/18/2010	(3)	172,550	287,583	575,166	—	—	—	—		—
	2/18/2010		—	—	—	1,990	3,980	7,960	—		392,309
	2/18/2010		—	—	—	—	—	—	3,980	(5)	392,309
	2/18/2010		—	—	—	—	—	—	7,500	(7)	739,275
Ronald F. Shuff	2/18/2010	(3)	125,278	208,797	417,594	—	—	—	—		—
	2/18/2010		—	—	—	1,740	3,480	6,960	—		343,024	(4)
	2/18/2010		—	—	—	—	—	—	3,480	(5)	343,024

(1)

The number of shares listed represents long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program. The performance criteria for these awards is based on the Company’s average RONA over the three-year period ending December 31, 2012 compared the RONA averages of the Company’s HPPG for the same period, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above.

(2)	These amounts represent the fair value, as determined under FASB ASC Topic 718, of the stock awards based on the grant date fair value estimated by the Company for financial reporting purposes.

(3)

Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income and cash flow. Actual amounts payable under the Annual Incentive Plan can range from 60% (Threshold) to 200% (Maximum) of the target amounts for the Named Executive Officers based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target and can be further increased or decreased based on achievement of individual performance objectives. Actual payout for 2010 was 92.3% of the target amount.

(4)

Represents the fair value on the date of grant, as described in footnote (2), of the “target” award. During the performance period, as described in footnote (1), earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. As of December 31, 2010, the Company estimated vesting of, and therefore expensed, this award at 200% of the “target” award based on expected achievement of performance targets.

(5)	The amounts shown reflect the numbers of shares of restricted common stock granted to each Named Executive Officer pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan.

(6)

Represents a one-time grant of restricted common stock to Mr. Ferguson pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan for retention objectives following Mr. Blinn’s appointment as President and CEO in September 2009. The award is subject to a three-year cliff vest.

(7)

Represents a one-time grant of restricted common stock to Mr. Pajonas pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan for retention objectives following Mr. Blinn’s appointment as President and CEO in September 2009. The award is subject to a three-year cliff vest.

Outstanding Equity Awards at Year-End 2010

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2010 with respect to the Named Executive Officers.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
Mark A. Blinn	3,500	30.95	07/13/15	23,229	(2)	2,769,361	5,279	(3)	1,258,725
	28,087	52.25	12/14/16				8,724	(4)	2,080,151
							14,314	(5)	3,413,030
Richard J. Guiltinan	—	—	—	6,173	(6)	735,945	1,646	(3)	392,472
							3,386	(4)	807,358
							2,865	(5)	683,131
Thomas E. Ferguson	—	—	—	27,503	(7)	3,278,908	3,571	(3)	851,469
							7,938	(4)	1,892,737
							4,862	(5)	1,159,295
Thomas L. Pajonas	—	—	—	19,276	(8)	2,298,085	3,830	(3)	913,225
							7,938	(4)	1,892,737
							4,015	(5)	957,337
Ronald F. Shuff	—	—	—	10,303	(9)	1,228,324	3,364	(3)	802,112
							6,946	(4)	1,656,204
							3,510	(5)	836,924

(1)

Calculated using a price per share of $119.22, the closing market price of the Company’s common stock as reported by the NYSE on December 31, 2010, the end of the Company’s last completed fiscal year. The contingent performance share unit amounts include regularly declared dividends accrued on the “target” award, which will vest only to the same extent as the underlying award, if at all. Concerning all contingent performance awards, the amounts of units used in calculating the payout values assumes the highest level of performance target achievement, which would result in the target unit amounts presented in the table vesting at 200%.

(2)

2,330 shares vested on March 7, 2011, 3,354 shares vested on February 12, 2011 and 4,730 shares vested on February 19, 2011. Mr. Blinn’s remaining shares of restricted common stock vest as follows: 3,355 shares on February 12, 2012; 4,730 shares on February 19, 2012; and 4,730 shares on February 19, 2013.

(3)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2010 as a percentage of the average RONA of the Company’s HPPG for the same period. Payouts can range from 0 shares to a maximum of 200% of the shares granted. In the event of death, disability or retirement, the award payout will occur at the vesting date if the participant’s termination occurs during the last year of the award’s performance cycle. As of December 31, 2010, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(4)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2011 as a percentage of the average RONA of the Company’s HPPG for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. In the event of death, disability or retirement, the award payout will occur at the vesting date if the participant’s termination occurs during the last year of the award’s performance cycle. As of December 31, 2010, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(5)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2012 as compared to the RONA averages of the Company’s HPPG members for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. In the event of death, disability or retirement, the award payout will occur at the vesting date if the participant’s termination occurs during the last year of the award’s performance cycle. As of December 31, 2010, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(6)

727 shares vested on March 7, 2011, 1,303 shares vested on February 12, 2011 and 947 shares vested on February 18, 2011. Mr. Guiltinan’s remaining shares of restricted common stock vest as follows: 1,303 shares on February 12, 2012; 946 shares on February 18, 2012; and 947 shares on February 18, 2013.

(7)

1,577 shares vested on March 7, 2011, 3,053 shares vested on February 12, 2011 and 1,607 shares vested on February 18, 2011. Mr. Ferguson’s remaining shares of restricted common stock vest as follows: 8,053 shares on February 12, 2012; 1,606 shares on February 18, 2012; and 11,607 shares on February 18, 2013.

(8)

1,690 shares vested on March 7, 2011, 3,053 shares vested on February 12, 2011 and 1,327 shares vested on February 18, 2011. Mr. Pajonas’ remaining shares of restricted common stock vest as follows: 3,053 shares on February 12, 2012; 1,326 shares on February 18, 2012; and 8,827 shares on February 18, 2013.

(9)

1,483 shares vested on March 7, 2011, 2,670 shares vested on February 12, 2011 and 1,160 shares vested on February 18, 2011. Mr. Shuff’s remaining shares of restricted common stock vest as follows: 2,670 shares on February 12, 2012; 1,160 shares on February 18, 2012; and 1,160 shares on February 18, 2013.

2010 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted common stock vesting during the fiscal year ended December 31, 2010 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mark A. Blinn	1,913	99,342	27,119	2,866,656
Richard J. Guiltinan	—	—	8,022	843,627
Thomas E. Ferguson	—	—	18,686	1,968,828
Thomas L. Pajonas	—	—	20,178	2,125,728
Ronald F. Shuff	10,200	635,003	14,841	1,558,038

(1)	The number of shares reported includes shares that were forfeited during the fiscal year ended December 31, 2010 to pay for taxes upon the vesting of restricted common stock.

2010 Pension Benefits

The following table sets forth certain information as of December 31, 2010 with respect to potential payments under our pension plans for each Named Executive Officer. Please refer to “—Elements of the Executive Compensation Program—Flowserve Corporation Pension Plans” above for a narrative description of the material factors necessary to an understanding of our pension plans.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark A. Blinn	Qualified — Cash Balance(1)	6.1		95,387	—
	Non-Qualified — SMRP	6.1		428,259	—
	Non-Qualified — SERP	6.1		353,794	—
Richard J. Guiltinan	Qualified — Cash Balance(1)	6.5		124,017	—
	Non-Qualified — SMRP	6.5		206,625	—
	Non-Qualified — SERP	3.6	(2)	119,221	—
Thomas E. Ferguson	Qualified — Cash Balance(1)	23.1		435,917	—
	Non-Qualified — SMRP	23.1		563,851	—
	Non-Qualified — SERP	23.1	(3)	829,416	—
Thomas L. Pajonas	Qualified — Cash Balance(1)	6.7		127,229	—
	Non-Qualified — SMRP	6.7		372,900	—
	Non-Qualified — SERP	6.7		295,748	—
Ronald F. Shuff	Qualified — Cash Balance(1)	22.5		491,415	—
	Non-Qualified — SMRP	22.5		589,948	—
	Non-Qualified — SERP	22.5	(4)	709,612	—

(1)

The Company sponsors cash balance designed pension plans for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2010 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

(2)	Mr. Guiltinan became eligible to participate in the SERP as of May 16, 2007.

(3)

Mr. Ferguson became an executive officer and eligible to participate in the SERP as of July 18, 2002. At the time he became eligible to participate in the SERP, he was provided with a special plan enhancement, per SERP provisions, crediting him with additional SERP benefits based on his years of service to the Company prior to becoming an executive officer.

(4)

Mr. Shuff became eligible to participate in the SERP as of July 1, 1999. Effective in August 2007, he was provided with a special plan enhancement, per Board approval, crediting him with enhanced SERP benefits based on his company service prior to July 1, 1999.

2010 Non-Qualified Deferred Compensation

The following table sets forth certain information concerning the non-qualified deferred compensation plans during the fiscal year (“FY”) ended December 31, 2010 with respect to the Named Executive Officers. Please refer to “—Elements of the Executive Compensation Program—Non-Qualified Deferred Compensation Plan” above for a narrative description of the material factors necessary to an understanding of the non-qualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE(2) ($)
Mark A. Blinn	—	—	—	—	—
Richard J. Guiltinan	—	—	—	—	—
Thomas E. Ferguson	—	—	189,203	—	1,060,921
Thomas L. Pajonas	—	—	—	—	—
Ronald F. Shuff	—	—	782,717	—	3,707,800

(1)

Aggregate earnings represent the change in investment value of the non-qualified plans’ balances, plus interest earned and dividends paid or accrued on the plans’ balances, during the 2010 fiscal year. There were no above-market or preferential earnings with respect to the deferred compensation, and therefore none of the earnings with the respect to the deferred compensation were reported in the “Summary Compensation Table.”

(2)	Aggregate balance represents deferred amounts from prior years and any accrued interest or dividends thereon.

Potential Payments upon Termination or Change-In-Control

The information below describes certain compensation that would have been paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company or change-in-control of the Company, assuming such events occurred on December 31, 2010. Amounts shown thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 31, 2010 of $119.22). The actual amounts to be paid out can only be determined at the time of a change-in-control or such executive’s termination of employment with the Company. Upon any termination of employment, each of the Named Executive Officers would also be entitled to the vested amounts and contributions shown in the “2010 Pension Benefits” and “2010 Non-Qualified Deferred Compensation” tables above.

The Company also sponsors the Officer Severance Plan covering the Named Executive Officers and the CIC Plan covering the Named Executive Officers. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change-in-control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change-in-control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/or change-in-control occurred on December  31, 2010.

Flowserve Corporation Officer Severance Plan

All of the Named Executive Officers participated in the Company’s Officer Severance Plan as of December 31, 2010, as described under “—Elements of the Executive Compensation Program” above. Under the Officer Severance Plan, the Company’s officers are provided the following benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the officer’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to officers still employed by the Company, substantially equivalent to the annual incentive plan payment, at target, the officer would have otherwise received under the Company’s annual incentive plan if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the annual incentive plan. To the extent an affected officer has outstanding contingent performance shares or time-vested restricted common stock, the officer would also be eligible to receive (i) contingent performance shares, if any, that would otherwise vest within 180 calendar days following the termination date, and (ii) a cash payment in lieu of any time vested restricted common stock that would otherwise vest within 90 calendar days following the termination date.

In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with a one year non-competition and non-solicitation agreement following his termination of employment. No benefits are payable under the Officer Severance Plan to any officer who receives benefits under the CIC Plan. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

For purposes of the Officer Severance Plan, the term “cause” means the covered executive’s (i) willful and continued failure to perform basic job duties after written demand for substantial performance is delivered to the executive by the Board, which specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) willful engagement in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from some or all of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

All of the Named Executive Officers participated in the Company’s CIC Plan as of December 31, 2010 as described under “—Elements of the Executive Compensation Program” above. Benefits under the CIC Plan are triggered if, within two years following a change-in-control of the Company (as defined in the CIC Plan and discussed below), the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated within the 90-day period immediately prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control.

Upon the occurrence of the change-in-control and without a requirement that the Named Executive Officer’s employment be terminated, all then-outstanding unvested equity awards (including stock options, restricted common stock and contingent performance share awards) will fully vest.

The severance benefits provided upon a termination of employment covered under the CIC Plan include:

•

A target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the Named Executive Officer was employed during the performance period.

•

A lump sum cash payment equal to three times the sum of the executive’s then-current annual base salary and target bonus or other annual incentive award. For purposes of this calculation, the base salary is the highest of: (i) the highest-annualized monthly base salary during the twelve months preceding the termination; (ii) the base salary in effect on the date of termination; and (iii) the base salary in effect on the date of the change-in-control. For purposes of this calculation, the target bonus or annual incentive award is the higher of the target bonus or annual incentive award in effect on (i) the date of termination or (ii) the date of the change-in-control.

•

Payment of awards granted under the long-term incentive program and any other stock option or other stock-based long-term incentive award that have been earned and not yet paid, pursuant to the terms of the applicable plan.

•

Full vesting at target of each stock option or other stock-based long-term incentive award. Named Executive Officers have 90 days following the date of employment termination to exercise vested stock options.

•	Continuation of participation in the life insurance, medical, health and accident benefit plans for a period of up to three years following the date of termination.

•

Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits with three years added to the executive’s years of service and age for retirement purposes.

•	A tax “gross-up” payment sufficient to compensate the executive for the amount of any excise tax imposed by Section 4999 of the Code and for any taxes imposed on such additional payment.

The potential tax gross-up payment under the CIC Plan, while it may be substantial and may result in the Company’s loss of a tax deduction of compensation expense, is only applicable in the event of a change-in-control. Additionally, this potential payment is only available to existing executive officers. Consequently, gross-up payments are not available to any individual who may become an executive officer and eligible to participate in the CIC Plan in the future. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and our stock price.

For purposes of the CIC Plan, “change-in-control” generally means the occurrence of any of the following events:

•	any person acquires more than 30% of the Company’s total voting power represented by the Company’s then outstanding voting securities;

•	a majority of the members of Board are replaced in any 12-month period other than in specific circumstances;

•

the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which either (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation, or (ii) the officers of the Company immediately prior to such merger or consolidation constitute at least three-quarters of the officers of the surviving entity (or parent thereof) immediately after such merger or consolidation, the elected members of the Board immediately prior to such merger or consolidation constitute at least three-quarters of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation and the positions of Chairman of the Board, CEO and President of the corporation resulting from merger or consolidation are held by individuals with the same positions at the Company as of immediately prior to such merger or consolidation; or

•	any person acquires more than 50% of the total gross fair market value of the assets of the Company.

For purposes of the CIC Plan, the term “cause” means: (i) the willful and continued failure by a covered executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the covered executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the covered executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

For purposes of the CIC Plan, the term “constructive termination” generally means the occurrence of any one of the following events without the express written consent of the covered executive:

•

the Company’s assignment to the covered executive of any duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a change-in-control, or a change in the covered executive’s reporting responsibilities, titles or offices as in effect immediately prior to a change-in-control, or any removal of the covered executive from or any failure to re-elect the covered executive to any of such positions;

•	a material reduction by the Company of the covered executive’s base salary;

•	the relocation (without the covered executive’s consent) of the covered executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control;

•	any other material failure of the Company to honor all the terms and provisions of the CIC Plan.

A “constructive termination” shall only occur if the covered executive provides notice to the Company of the occurrence of an event that constitutes “constructive termination” within 30 days of the initial occurrence of such event, the Company fails to cure such event within the first 30 days following the receipt of such notice, and the covered executive terminates his employment in the first 30 days following the end of the Company’s opportunity to cure.

The receipt of benefits following termination under the CIC Plan is contingent upon the covered executive executing a confidentiality and non-competition agreement and release in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the CIC Plan. Our Qualified Plan also confers competitive post-employment benefits to the executives upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the plan compensate that individual upon his early termination from the plan.

Quantification of Potential Payments

The following tables set forth the estimated value of the potential payments to each of the Named Executive Officers, assuming the executive’s employment had terminated on December 31, 2010. For the events of termination involving a change-in-control, we assumed that the change-in-control also occurred on that date. In addition to the payments set forth in the following tables, the Named Executive Officers may receive certain payments upon their termination or a change-in-control pursuant to our Deferral Plan, Qualified Plan, SERP and SMRP. Previously vested amounts and contributions made to such plans by each Named Executive Officer are disclosed in the “2010 Non-Qualified Deferred Compensation” and “2010 Pension Benefits” tables.

Mark A. Blinn

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	1,376,250

	Total	1,376,250
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	4,123,956

	Total	4,123,956
Termination Without Cause	Termination payment (2x base salary)	1,835,000
by the Company or For Good	Target annual incentive award	917,500

Reason by the Employee	Total	2,752,501
Change-in-Control —	Immediate vesting of restricted stock(1)	6,145,314

Employment Continues	Total	6,145,314
Change-in-Control —	Termination payment (3x base salary)	2,752,501
Termination Without Cause	Termination payment (3x target annual incentive award)	2,752,501
by the Company or	Prorated target annual incentive award	917,500
Constructive Termination	Immediate vesting of restricted stock(1)	6,145,314
	Supplemental pension benefit	861,064
	Health & welfare benefit	60,558

	Total(2)	13,489,438

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2010 ($119.22).

(2)	For 2010, Mr. Blinn’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Richard J. Guiltinan

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	561,802

	Total	561,802
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,091,005

	Total	2,091,005
Termination Without Cause	Termination payment (2x base salary)	749,070
by the Company or For Good	Target annual incentive award	187,267

Reason by the Employee	Total	936,337
Change-in-Control —	Immediate vesting of restricted stock(1)	1,667,425

Employment Continues	Total	1,667,425
Change-in-Control —	Termination payment (3x base salary)	1,123,605
Termination Without Cause	Termination payment (3x target annual incentive award)	561,802
by the Company or	Prorated target annual incentive award	187,267
Constructive Termination	Immediate vesting of restricted stock(1)	1,677,425
	Supplemental pension benefit	308,311
	Health & welfare benefit	46,135

	Total(2)	3,904,546

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2010 ($119.22).

(2)	For 2010, Mr. Guiltinan’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Thomas E. Ferguson

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	750,000

	Total	750,000
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,690,452

	Total	2,690,452
Termination Without Cause	Termination payment (2x base salary)	1,000,000
by the Company or For Good	Target annual incentive award	350,000

Reason by the Employee	Total	1,350,000
Change-in-Control —	Immediate vesting of restricted stock(1)	5,230,658

Employment Continues	Total	5,230,658
Change-in-Control —	Termination payment (3x base salary)	1,500,000
Termination Without Cause	Termination payment (3x target annual incentive award)	1,050,000
by the Company or	Prorated target annual incentive award	350,000
Constructive Termination	Immediate vesting of restricted stock(1)	5,230,658
	Supplemental pension benefit	854,535
	Health & welfare benefit	42,280

	Total(2)	9,027,473

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2010 ($119.22).

(2)	For 2010, Mr. Ferguson’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Thomas L. Pajonas

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	718,958

	Total	718,958
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,493,689

	Total	2,493,689
Termination Without Cause	Termination payment (2x base salary)	958,611
by the Company or For Good	Target annual incentive award	287,583

Reason by the Employee	Total	1,246,195
Change-in-Control —	Immediate vesting of restricted stock(1)	4,179,734

Employment Continues	Total	4,179,734
Change-in-Control —	Termination payment (3x base salary)	1,437,917
Termination Without Cause	Termination payment (3x target annual incentive award)	862,750
by the Company or	Prorated target annual incentive award	287,583
Constructive Termination	Immediate vesting of restricted stock(1)	4,179,734
	Supplemental pension benefit	448,627
	Health & welfare benefit	53,737

	Total(2)	7,270,348

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2010 ($119.22).

(2)	For 2010, Mr. Pajonas’ total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Ronald F. Shuff

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	626,390

	Total	626,390
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	1,636,736

	Total	1,636,736
Termination Without Cause	Termination payment (2x base salary)	835,187
by the Company or For Good	Target annual incentive award	208,797

Reason by the Employee	Total	1,043,983
Change-in-Control —	Immediate vesting of restricted stock(1)	2,875,944

Employment Continues	Total	2,875,944
Change-in-Control —	Termination payment (3x base salary)	1,252,780
Termination Without Cause	Termination payment (3x target annual incentive award)	626,390
by the Company or	Prorated target annual incentive award	208,797
Constructive Termination	Immediate vesting of restricted stock(1)	2,875,944
	Supplemental pension benefit	717,069
	Health & welfare benefit	52,943

	Total(2)	5,733,922

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2010 ($119.22).

(2)	For 2010, Mr. Shuff’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Proposal Two: Advisory Vote on Executive Compensation

The Board is providing shareholders the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers and is being submitted to shareholders as required by Section 14A of the Exchange Act.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This Say on Pay vote is advisory, meaning that it is not binding on the O&C Committee or Board. This vote will not affect any compensation already paid or awarded to any Named Executive Officer, nor will it overrule any decisions the Board has made. Nonetheless, the O&C Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to implement our core objectives of attracting and retaining key leaders, rewarding current performance, driving future performance and aligning the long-term interests of our executives with those of our shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, including the “Executive Summary”. In the CD&A, we have provided shareholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered.

We believe shareholders should consider the following when voting on this proposal:

•	On average, the Named Executive Officers had 71% of their pay “at risk,” or dependent upon both the Company’s and each individual’s performance.

•

Maximum payout levels for the annual cash incentive opportunity are capped at 200% of target, with a maximum additional 25% adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which avoids excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior.

•

The annual cash incentive opportunity and the contingent performance share awards have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved.

•	Our officers are subject to equity ownership guidelines, which encourage a long-term focus on sustainable performance and further align our officers’ interests with those of our shareholders.

•	The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of incentive compensation in the event of a financial restatement or misconduct.

•

The Company remains committed to the reduction of perquisites and further demonstrated this commitment in 2010 through the elimination of personal use of corporate aircraft and financial counseling benefits (with a commensurate increase in base salary).

•

Operating income for 2010 was $581.4 million, and cash flows from operations was $355.8 million, each slightly below plan, which appropriately resulted in an annual incentive award percentage payout of 92.3% of target, with no additional adjustment for any of our Named Executive Officers.

•	The Company’s average return on net assets (“RONA”) for the 2008-2010 performance period was 22.9%, which represented approximately 248% of the average RONA of the HPPG.

•	The Company’s total shareholder return for 2010, which is measured by the change in our stock price from January 1, 2010 through December 31, 2010, plus dividends paid during the period, was 27.3%.

The Board believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the Flowserve Corporation shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the section of this Proxy Statement entitled ‘Executive Compensation’.”

Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or represented by proxy. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal. Therefore, abstentions will have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you withhold authority to vote.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present at the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal Three: Advisory Vote on Frequency of Conducting the Advisory Vote on Executive Compensation

As discussed under “Proposal Two: Advisory Vote on Executive Compensation”, the Company will periodically include in the proxy materials for a shareholders’ meeting where executive compensation disclosure is required, a Say on Pay vote to approve the compensation of Named Executive Officers. This Proposal Three gives our shareholders the opportunity to advise our Board how often we should conduct the advisory Say on Pay vote and is being submitted to shareholders as required by Section 14A of the Exchange Act. Accordingly, we are requesting your advisory vote to determine whether a Say on Pay vote will occur every one, two or three years.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. The frequency of the Say on Pay vote is advisory, meaning that it is not binding on the O&C Committee or Board. Nonetheless, the O&C Committee and the Board will review and carefully consider the outcome of this advisory vote when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our Named Executive Officers.

After careful consideration of the various arguments supporting each frequency level, the Board currently believes that submitting the advisory vote on executive compensation to shareholders on an annual basis is appropriate for the Company and its shareholders. An annual vote allows our shareholders to provide us with regular, timely and comprehensive feedback on important issues such as our executive compensation programs and policies as disclosed in the Company’s proxy statement each year.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every one year, every two years or every three years. You may also abstain from voting on this proposal. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Required Vote and Recommendation

The advisory vote on the frequency of conducting the Say on Pay vote is a non-binding vote, meaning that the Company will not be obligated to conduct the Say on Pay vote with the frequency chosen by our shareholders at the Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered passed.

THE BOARD RECOMMENDS THAT YOU VOTE FOR CONDUCTING AN ANNUAL SAY ON PAY VOTE.

Certain Relationships and Related Transactions

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the CG&N Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the CG&N Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the CG&N Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full CG&N Committee for its review in connection with each regularly scheduled CG&N Committee meeting.

The CG&N Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•

business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•

charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The CG&N Committee was not requested to and did not approve any such transactions in 2010.

Security Ownership of Directors and Certain Executive Officers

The following table sets forth as of March 14, 2011 ownership of Company common stock by members of the Board, each Named Executive Officer of the Company listed in the “Summary Compensation Table” individually and all members of the Board and all executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified possesses sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of class
Mark A. Blinn	96,177	(2)	*
Gayla J. Delly	3,869	(3)	*
Thomas E. Ferguson	45,767	(4)	*
Roger L. Fix	10,808	(5)	*
John R. Friedery	5,847	(6)	*
Richard J. Guiltinan	17,013	(7)	*
Joe E. Harlan	4,080	(8)	*
Michael F. Johnston	35,145	(9)	*
Rick J. Mills	7,761	(10)	*
Thomas L. Pajonas	30,805	(11)	*
Charles M. Rampacek	34,177	(12)	*
James O. Rollans	37,396	(13)	*
William C. Rusnack	16,290	(14)	*
Kevin E. Sheehan	39,560	(15)	*
Ronald F. Shuff	45,353	(16)	*
All members of the Board and officers as a group (17 individuals)	468,716	(17)	*

*	Less than 1%.
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of and under the voting and investment power of a spouse of an executive officer or director have been excluded. For each person or group, also includes any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.

(2)	Includes 31,587 and 10,200 shares of common stock that Mr. Blinn has the right to acquire within 60 days pursuant to stock options and contingent performance share units, respectively.
(3)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Ms. Delly does not possess any voting or investment power over these deferred shares.

(4)

Includes 6,900 shares of common stock that Mr. Ferguson has the right to acquire within 60 days pursuant to contingent performance share units. Also includes 4,116 compensational shares that have been deferred under the Deferral Plan. Mr. Ferguson does not possess any voting or investment power over these deferred shares.

(5)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Fix does not possess any voting or investment power over these deferred shares.

(6)

Includes 5,832 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Friedery does not possess any voting or investment power over these deferred shares.

(7)	Includes 3,180 shares of common stock that Mr. Guiltinan has the right to acquire within 60 days pursuant to contingent performance share units.
(8)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Harlan does not possess any voting or investment power over these deferred shares.

(9)

Includes 34,213 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Johnston does not possess any voting or investment power over these deferred shares.

(10)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Mills does not possess any voting or investment power over these deferred shares.

(11)	Includes 7,400 shares of common stock that Mr. Pajonas has the right to acquire within 60 days pursuant to contingent performance share units.
(12)

Includes 33,677 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rampacek does not possess any voting or investment power over these deferred shares.

(13)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rollans does not possess any voting or investment power over these deferred shares.

(14)

Includes 15,358 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rusnack does not possess any voting or investment power over these deferred shares.

(15)

Includes 38,628 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Sheehan does not possess any voting or investment power over these deferred shares.

(16)

Includes 6,500 shares of common stock that Mr. Shuff has the right to acquire within 60 days pursuant to contingent performance share units. Also includes 30,123 compensational shares that have been deferred under the Deferral Plan. Mr. Shuff does not possess any voting or investment power over these deferred shares.

(17)

Includes 35,587 and 41,860 shares of common stock that members of this group have the right to acquire within 60 days pursuant to stock options and contingent performance share units, respectively, under certain Company stock incentive plans. Also includes 236,441 compensational shares that have been deferred under various Company plans for which no member of the group possesses voting power.

Security Ownership of Certain Beneficial Owners

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of December 31, 2010 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other shareholder holding 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,568,640	(2)	6.4%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	2,807,276	(3)	5.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,800,703	(4)	5.0%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)

Based on a Schedule 13G/A filed with the SEC on February 4, 2011. The filing indicates sole voting power for 3,568,640 shares, shared voting power for 0 shares, sole dispositive power for 3,568,640 shares and shared dispositive power for 0 shares.

(3)

Based on a Schedule 13G filed with the SEC on February 9, 2011. The filing indicates sole voting power for 2,224,600 shares, shared voting power for 2,960 shares, sole dispositive power for 2,800,439 shares and shared dispositive power for 6,837 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 10, 2011. The filing indicates sole voting power for 70,811 shares, shared voting power for 0 shares, sole dispositive power for 2,729,892 shares and shared dispositive power for 70,811 shares.

Equity Compensation Plan Information

The following table provides certain information about our common stock that may be issued upon the exercise of options granted under the Flowserve Equity and Incentive Compensation Plan, the Flowserve Corporation 2004 Stock Compensation Plan (the “2004 Plan”), the Flowserve Corporation 1999 Stock Option Plan (the “1999 Plan”) and the Flowserve Corporation 1997 Stock Option Plan (the “1997 Plan”), as of December 31, 2010. The 1999 Plan and the 1997 Plan have expired. No options were granted under any plan in 2010.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(3)
Equity compensation plans approved by securities holders	68,071	$40.48	3,220,272
Equity compensation plans not approved by securities holders	—	—	—
Total	68,071	$40.48	3,220,272

(1)	All shares of common stock included in this column underlie stock options awarded under the 1997 Plan, the 1999 Plan and the 2004 Plan.
(2)	These amounts represent the weighted average exercise price for the total number of outstanding options.
(3)

The shares of common stock reflected in this column include 2,629,565 shares available for issuance under the 2010 Plan. The shares of common stock reflected in this column also include 590,707 shares that were available for issuance under the 2004 Plan at December 31, 2010. This column does not reflect shares that were the subject of outstanding awards under the 2010 Plan or the 2004 Plan at December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. Based solely on the Company’s review of reports furnished to the Company and representations provided to the Company by persons required to file reports under Section 16 of the Exchange Act, the Company’s directors, executive officers and greater than ten-percent beneficial owners properly and timely complied with their Section 16(a) filing requirements during the fiscal year ended December 31, 2010.

Proposals Four and Five: Approval of Amendments to the Amended and Restated Certificate of Incorporation

As part of its continuing review of evolving practices in corporate governance, the Board of Directors has revisited the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) that contain shareholder voting standards greater than a majority of outstanding shares. There are currently two such provisions in the Charter, and to address the provisions, the Board is recommending that shareholders approve the following amendments to the Company’s Charter:

•

Shareholder Amendments to the Governing Documents – Reduce from two-thirds of outstanding shares to a majority of outstanding shares the shareholder vote required to approve amendments to the Company’s By-Laws or the Charter (referred to as the governing documents) that address the number, class and terms of office of Board members, filling new directorships or vacancies, removal of directors, the power of the Board to adopt, amend or repeal the By-Laws and amendments to this provision in the Charter.

•

Related Corporation Transactions – Reduce from 80% of outstanding shares to two-thirds of outstanding shares the shareholder vote required to approve certain business combinations with “Related Corporations” (as such term is defined in the Charter) and amendments to this provision in the Charter.

As the amendments relate to two different aspects of the Charter with separate voting standards, they are set forth as two separate proposals, and we discuss each of the proposals in detail below. If either or both are approved by the requisite shareholder vote, we will restate the Company’s Charter to incorporate the approved amendment or amendments. The complete text of the Charter, assuming both amendments are adopted, is set forth as Annex A to this proxy statement (with relevant provisions italicized for emphasis).

Proposal Four: Shareholder Amendments to the Governing Documents

Article Eighth of the Charter requires the vote of two-thirds of outstanding shares for certain actions affecting the governing documents, which include:

•	Adoption, amendment or repeal of any provision in the governing documents relating to:

•	the number, classification or terms of office of members of the Board;

•	the filling of newly created directorships or vacancies on the Board;

•	the removal of directors; or

•	the power of the Board to adopt, amend or repeal by-laws of the Company or the vote of the Board required for any such adoption, amendment or repeal; and

•	Any amendment or repeal of Article Eighth.

Article Eighth is designed to protect the rights of minority shareholders by assuring that fundamental changes in the structure of the Board and how the Company is governed are not made without either the approval of the Board (after taking into account the interests of all shareholders) or a substantial majority of shareholders. In the Board’s view, the matters addressed by Article Eighth are important governance issues that require careful consideration of the rights of all shareholders, and should not be lightly changed in ways that may disadvantage minority shareholders.

After reviewing practices at other public companies regarding the requisite shareholder vote needed to amend provisions addressing similar matters in governing documents, the Board has determined that it is appropriate to reduce the shareholder vote required to take action under Article Eighth from two-thirds of outstanding shares to a majority of outstanding shares. The proposed requirement of a majority of outstanding shares, while less than the current requirement of two-thirds of outstanding shares, remains a higher hurdle than a majority of shares voting on the matter and provides a continuing measure of protection for minority shareholders that the Board currently believes is appropriate. The approval of this proposal will not change the shareholder voting requirements for amendments to other provisions of the By-Laws, which pursuant to Article X of the By-Laws is set at a majority of shares voted. The voting standard set forth in Article Eighth of the Charter will continue to supersede the By-Laws’ majority of shares voted standard where any proposal to amend a provision of the By-Laws covered by Article Eighth of the Charter is submitted to shareholders. The Board therefore recommends that Article Eighth of the Charter be amended to read as set forth in Annex A.

Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of two-thirds of the shares of common stock outstanding and entitled to vote on this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have the same effect as a vote “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal and will therefore have the same effect as a vote “against” the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or unless you withhold authority to vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS AMENDMENT TO ARTICLE EIGHTH OF THE CHARTER.

Proposal Five: Related Corporation Transactions

Article Ninth of the Charter requires a vote of 80% of the outstanding shares to approve the following transactions with any Related Corporation or affiliate of a Related Corporation who collectively own, whether beneficially or of record, directly or indirectly, 10% or more of the shares of capital stock of the Company entitled to vote on the transaction (a “Related Corporation”):

•	Any plan of merger or consolidation;

•	Any sale, lease, exchange or other disposition of all or substantially all the assets of the Company; and

•	Any issuance or delivery of capital stock or other securities of the Company in exchange or payment for all or substantially all the assets of a Related Corporation.

Article Ninth defines a Related Corporation to include any corporation that, together with its affiliates or associated persons, owns, as of the record date for the determination of shareholders entitled to vote on the transaction in question, whether beneficially or of record, directly or indirectly, 10% or more of the shares of capital stock of the Company entitled to vote on the transaction. Article Ninth also requires a vote of 80% of the outstanding shares to approve any amendment or deletion of Article Ninth.

These provisions are designed to protect minority shareholders in an instance where an interested person seeks to acquire the Company or its assets, or where the Company desires to issue securities to acquire an interested person. In such a case, the interests of the acquiring party (including circumstances where the Company is the acquiring party) may diverge from the interests of other shareholders because the acquirer seeks to complete the takeover at an inappropriate price or by wielding substantial (and self-interested) influence over the outcome of any required shareholder vote. These provisions help ensure that the interests of all shareholders are adequately represented through the super-majority voting requirement.

The Board is proposing to reduce the shareholder vote required to approve business combination transactions with an interested person from 80% to two-thirds of the outstanding shares. The Board of Directors believes that, taking into account evolving governance practices, the provisions of New York Business Corporation Law and the other provisions of the Company’s governing documents, Article Ninth, as proposed to be amended, will provide the right balance for achieving appropriate protection of shareholder interests. Accordingly, the Board believes that it is appropriate to reduce to two-thirds of shares outstanding the vote required to take action under Article Ninth. The approval of this proposal will not affect the applicability of New York Business Corporation Law §912(c), which places additional restrictions on the Company’s engaging in business combinations with shareholders owning 20% or more of our outstanding voting shares. While Article Ninth of the Charter contains a higher shareholder voting threshold and a lower ownership threshold for related parties than §912(c), Article Ninth does not impact the applicability of §912(c) if a business combination to which the provisions of §912(c) are applicable is proposed. The Board therefore recommends that Article Ninth of the Charter be amended to read as set forth in Annex A.

Following this amendment, our Charter will continue to require supermajority shareholder approval at a reduced level for business combination transactions with interested parties, and the Company will remain subject to the provisions of the New York Business Corporation Law. These provisions of our Charter and New York law could have the effect of delaying or preventing a change of control in some circumstances. In addition, the Charter regulates the ability of shareholders to bring matters for action before annual and special shareholder meetings and authorizes the Board to issue and set the terms of preferred stock. The regulations on shareholder action could make it more difficult for any person seeking to acquire control of the Company to obtain shareholder approval of actions that would support such effort. The issuance of preferred stock could effectively dilute the interests of any person seeking control or otherwise make it more difficult to obtain control.

Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of 80% of the shares of common stock outstanding and entitled to vote on this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have the same effect as a vote “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal and will therefore have the same effect as a vote “against” the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or unless you withhold authority to vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS AMENDMENT TO ARTICLE NINTH OF THE CHARTER.

Proposal Six: Ratification of Appointment of PricewaterhouseCoopers LLP to Serve as Our Independent Registered Public Accounting Firm For 2011

The Audit Committee has approved PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2011.

We are asking our shareholders to ratify the appointment of PwC as our independent registered public accounting firm. Although shareholder ratification is not required by our By-laws or otherwise, the Board is submitting this proposal for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote and Recommendation

The proposal to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm for 2010 requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal. Therefore, abstentions will have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” ratifying the appointment of PwC unless you instruct otherwise on the proxy or unless you withhold authority to vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company is comprised of five independent directors, Rick J. Mills (Chairman), Gayla J. Delly, John R. Friedery, Charles M. Rampacek and James O. Rollans. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met eight times in 2010.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PwC, the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present, and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 114 (“The Auditor’s Communication With Those Charged With Governance”), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning its independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report filed with the SEC.

Rick J. Mills, Chairman

Gayla J. Delly

John R. Friedery

Charles M. Rampacek

James O. Rollans

Other Audit Information

Relationship with Independent-Registered Public Accounting Firm

The Audit Committee appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. In this role, PwC audits the financial statements of the Company. Representatives from PwC will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The following table summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2010 and 2009 financial statements and other fees billed to the Company by PwC in 2010 and 2009. In general, the Company retains PwC for services that are logically related to or natural extensions of the Company’s annual audit.

	2010	2009
Audit Fees	$10,541,000	$9,244,000
Audit Related Fees	107,000	338,000
Total Audit Related Fees*	10,648,000	9,582,000
Tax Compliance	154,000	246,000
Tax Consulting/Advisory	102,000	106,000
Total Tax Fees*	255,000	352,000
All Other Fees	18,000	157,000
Total Fees*	$10,921,000	$10,091,000

*	Totals do not necessarily foot due to rounding.

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2010 and December 31, 2009 in accordance with its approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

Other Matters

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Annex A

RESTATED CERTIFICATE OF INCORPORATION

OF

FLOWSERVE CORPORATION

FIRST: The name of the corporation is Flowserve Corporation.

SECOND: The purposes for which the corporation is formed are as follows:

To manufacture, fabricate, cast, machine, mold, develop, process, assemble, purchase or otherwise acquire, sell, lease or otherwise dispose of, and in all ways handle and deal in any or all of the following, and to carry on any trade or business incident thereto, connected therewith or in furtherance thereof:

(a)	Pumps, valves, pipe and fittings, filters, anodes, fans, heat exchangers, castings, motors and chemical and other process equipment of all kinds;

(b)

All kinds of equipment, castings, molded products, articles and supplies used or useful in the manufacturing, transferring, handling or disposal of corrosive or erosive compounds, liquids, or cases or in controlling corrosive or erosive environments of any kind;

(c)

All kinds of equipment, components, parts, articles and supplies used or useful in controlling friction or any other mechanical property, function, action or performance or to seal, lubricate or otherwise control or promote movement or flow of solids, liquids and gases of every kind or nature;

(d)	Metals, metallurgical alloys and any article in the manufacture or composition of which any alloy or metallurgical compound is a factor;

(e)

Non-metallic molded and machined products of all compositions and types and chemicals, chemical compounds and related products of all kinds, including any article in the manufacture or composition of which chemicals, chemical compounds or related products are a factor.

To purchase or otherwise acquire, hold, own, sell or otherwise dispose of real property, improved or unimproved, and personal property, tangible or intangible, including, without limitation, goods, wares and merchandise of every description and the securities and obligations of any issuer.

In addition to the foregoing, the purpose for which the corporation is formed is to engage in any lawful actor activity; provided, however, the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or any other body without such consent or approval first being obtained.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 121,000,000 of which 1,000,000, shares, of the par value of $1.00 each, shall be Preferred Stock and 120,000,000 shares, of the par value of $1,25 each, shall be Common Stock. The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as shall distinguish the shares thereof from the shares of all other series and (i) may have such number of shares to constitute each series, which number may be from time to time increased or decreased, but not below the number of shares thereof then outstanding; (ii) may have such voting powers, full or limited, or may be without voting powers; (iii) may be subject to redemption at such time or times and at such prices and on such terms; (iv) may have the benefit of a sinking fund to be applied to the purchase or redemption of such shares, in such amount and applied in such manner; (v) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends on any other class or classes or series of stock of the corporation; (vi) may have such rights upon the dissolution of, or upon any distribution of assets of, the corporation; (vii) may be made convertible into, or exchangeable for, share of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments; and (viii) shall have such other relative rights, preferences and limitations, all as shall hereafter be fixed by the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the corporation pursuant to authority so to do which is hereby expressly vested in said Board of Directors.

FOURTH: No holder of share of any class of the corporation shall have any preemptive rights with respect to, or any preemptive rights to purchase or subscribe for, any shares of any class or other securities of any kind of the corporation.

FIFTH: The office of the corporation is to be located in New York County, State of New York.

SIXTH: The corporation hereby designates the Secretary of the State of New York as its agent upon whom process in any action or proceeding against it may be served within the State of New York and the address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

Flowserve Corporation

c/o CT Corporation System

111 Eighth Avenue

New York, New York 10011

SEVENTH: Its duration is to be perpetual.

EIGHTH: The number of Directors of the corporation shall be such as from time to time shall be fixed by the By-Laws of the corporation, but shall not be less than three. Any of the following actions may be taken by the shareholders of the corporation only by vote of the holders of a majority of all outstanding shares entitled to vote thereon: (a) adoption, amendment or repeal of any by-law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors, (ii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iii) the removal of Directors, (iv) the power of the Board of Directors to adopt amend or repeal by-laws of the corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Article EIGHTH. Nothing contained in this Article EIGHTH shall in any way limit the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation.

NINTH:

(a)          The affirmative vote of the holders of at least two thirds of all outstanding shares of capital stock entitled to vote thereon shall be required to authorize, adopt or approve any of the following:

(i)	Any plan of merger or consolidation of the corporation with or into any Related Corporation or any affiliate of a Related Corporation;

(ii)	Any sale, lease, exchange or other disposition of all or substantially all the assets of the corporation to or with any Related Corporation or any affiliate of a Related Corporation;

(iii)

Any issuance or delivery of capital stock or other securities of the corporation in exchange or payment for all or substantially all the assets of any Related Corporation or any affiliate of a Related Corporation; and

(iv)	Any amendment or deletion of this Article NINTH.

(b)	As used in this Article NINTH, the following terms shall have the following meanings:

(i)

“Related Corporation” shall mean any corporation which, together with its affiliates and associated persons owns, as of the record date for the determination of stockholders entitled to vote on the transaction in question, of record or beneficially, directly or indirectly, 10% or more of the shares of capital stock of the corporation entitled to vote on such transaction;

(ii)

An “affiliate” of a Related Corporation shall mean any individual, partnership, joint venture, trust, corporation or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Related Corporation; and

(iii)

An “associated person” of a Related Corporation shall mean any officer or director of, or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security of, such Related Corporation or any of its affiliates.

(c)          Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation is a Related Corporation or whether any person is an affiliate or an associated person of a Related Corporation, shall be conclusive and binding for all purposes of this Article NINTH.

TENTH: The corporation hereby designates CT Corporation System, having an office at 111 Eighth Avenue, New York, New York 10011, as its registered agent upon whom process against it may be served.

ELEVENTH: No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any director if a judgment or other financial adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article ELEVENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

Map and Driving Directions to

The Flowserve Corporation Global Technology and Training Center

Instructions from Dallas/Fort Worth International Airport (DFW):

•	Take the north exit from the airport to John Carpenter Freeway (Highway 114) heading east

•	Exit Esters Boulevard and turn left onto Esters Boulevard

•	The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

Instructions from Downtown Dallas:

•	Take Interstate Highway 35E heading north

•	Take the left fork onto Highway 183 toward IRVING (Highway 114)/DFW AIRPORT

•	Take the right fork onto John W. Carpenter Freeway (Highway 114) toward GRAPEVINE/DFW AIRPORT NORTH ENTRY and continue west in one of the outside lanes until you reach the Esters Boulevard exit

•	Exit Esters Boulevard and turn right onto Esters Boulevard

•	The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

FLOWSERVE CORPORATION 5215 N. O’CONNOR BLVD SUITE 2300 IRVING, TX 75039	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32732-P08047	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLOWSERVE CORPORATION		FOR All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR “1 YEAR” WITH RESPECT TO ITEM 3 AND A VOTE “FOR” ALL OTHER ITEMS
Vote on Directors – 2014		☐	☐	☐
1.	Election of Directors
Nominees:
01) John R. Friedery
02) Joe E. Harlan
03) Michael F. Johnston
Vote on Proposals		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote on executive compensation.	☐	☐	☐	5.	Approve an amendment to Article Ninth of the Amended and Restated Certificate of Incorporation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of conducting the advisory vote on executive compensation. ☐	☐	☐	☐	6.	Ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐
		For	Against	Abstain
4.	Approve an amendment to Article Eighth of the Amended and Restated Certificate of Incorporation.	☐	☐	☐	7.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 4, 5 and 6 and, with respect to item 3, for 1 YEAR. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the 2011

Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by voting online or promptly

returning the proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32733-P08047

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2011 ANNUAL MEETING OF SHAREHOLDERS May 19, 2011

The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of 2011 Annual Meeting of Shareholders dated April 7, 2011 and the accompanying Flowserve Corporation Proxy Statement, and hereby appoint(s) MARK A. BLINN and JAMES O. ROLLANS, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Flowserve Corporation that the Shareholder(s) is/are entitled to vote at the 2011 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. on Thursday, May 19, 2011, at the Flowserve Corporation Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR DISCRETION FOR SUCH DISCRETIONARY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE